 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190956

 Prospectus Supplement No. 4

(to Prospectus dated October 8, 2013)

MAGNUM HUNTER RESOURCES CORPORATION

Offer to Exchange $600,000,000 Registered 9.750% Senior Notes due 2020 and Related Guarantees

for

$600,000,000 Outstanding 9.750% Senior Notes due 2020 and Related Guarantees

This Prospectus Supplement No. 4, dated December 19, 2013 (this “Supplement”), is being filed to update, amend and supplement the information previously included in our prospectus, dated October 8, 2013 (the “Prospectus”), as supplemented by Prospectus Supplement No. 1 dated November 12, 2013, Prospectus Supplement No. 2 dated November 27, 2013 and Prospectus Supplement No. 3 dated December 12, 2013, with the information contained in the Form 8-K (except for any documents or information deemed to have been furnished and not filed pursuant to General Instruction B.2 of Form 8-K regarding Item 7.01 or otherwise in accordance with SEC rules) filed with the Securities and Exchange Commission on December 18, 2013 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.

We urge you to carefully review the “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

___________

Date of Report (Date of earliest event reported):

December 18, 2013 (December 12, 2013)

__________

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 13, 2013, Magnum Hunter Resources Corporation (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, Bank of Montreal, as administrative agent, the lenders party thereto and the agents party thereto. The Credit Agreement amended and restated that certain Second Amended and Restated Credit Agreement, dated as of April 13, 2011, by and among such parties, as amended (the “Prior Credit Agreement”). The terms of the Credit Agreement are substantially similar to the Prior Credit Agreement.

The Credit Agreement provides for an asset-based, senior secured revolving credit facility maturing April 13, 2016 (the “Revolving Facility”) with an initial borrowing base of $265 million. The Revolving Facility is governed by a semi-annual borrowing base redetermination derived from the Company’s proved crude oil and natural gas reserves, and based on such redeterminations, the borrowing base may be decreased or increased up to a maximum commitment level of $750 million. The borrowing base is subject to such periodic redeterminations commencing May 1, 2014.

The terms of the Credit Agreement provide that the Revolving Facility may be used for loans and subject to a $10,000,000 sublimit, letters of credit. The Credit Agreement provides for a commitment fee of 0.5% based on the unused portion of the borrowing base under the Revolving Facility.

Borrowings under the Revolving Facility will, at the Company’s election, bear interest at either (i) an alternate base rate (“ABR”) equal to the higher of (A) the Prime Rate (as defined in the Credit Agreement) in effect on such day, (B) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day, plus 0.5% per annum, and (C) the LIBO Rate (as defined in the Credit Agreement) for a one month interest period on such day, plus 1.00% or (ii) the Adjusted LIBO Rate (as defined in the Credit Agreement) for one, two, three, six or twelve months (as the Company may elect), plus, in each of the cases described in clauses (i) and (ii), an applicable margin ranging from 1.00% to 2.25% for ABR loans and from 2.00% to 3.25% for Adjusted LIBO Rate loans. Overdue amounts shall bear interest at a rate equal to 2.00% per annum plus the rate applicable to ABR loans.

The Credit Agreement contains negative covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to, with certain exceptions, (i) incur indebtedness, (ii) grant liens, (iii) make certain payments, (iv) change the nature of its business, (v) dispose of all or substantially all of its assets or enter into mergers, consolidations or similar transactions, (vi) make investments, loans or advances, (vii) pay cash dividends, unless certain conditions are met, and with respect to the payment of dividends on preferred stock, subject to (A) no Event of Default (as defined in the Credit Agreement) existing, (B) after giving effect to any such preferred stock dividend payment, the Company maintaining availability under the borrowing base in an amount greater than the greater of (x) 2.50% percent of the borrowing base then in effect or (y) $5,000,000 and (C) a “basket” of $45,000,000 per year, and (viii) enter into transactions with affiliates.

In addition, the Credit Agreement requires the Company to satisfy certain financial covenants, including maintaining:

(i) a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0;

(ii) a ratio of EBITDAX (as defined in the Credit Agreement) to Interest Expense (as defined in the Credit Agreement) of not more than (A) 2.00 to 1.00 for the fiscal quarter ending December 31, 2013, (B) 2.25 to 1.00 for the fiscal quarter ending March 31, 2014 and (C) 2.50 to 1.00 for the fiscal quarter ending June 30, 2014 and for each fiscal quarter ending thereafter; provided that solely for calculating such ratio for the fiscal quarter ending December 31, 2013, EBITDAX shall be calculated on an actual basis without giving effect to any pro forma adjustments;

(iii) beginning with the fiscal quarter ending June 30, 2014, a ratio of total debt to EBITDAX of not more than (A) 4.50 to 1.0 for the fiscal quarters ending June 30, 2014 and September 30, 2014 and (B) 4.25 to 1.0 for the fiscal quarter ending December 31, 2014 and for each fiscal quarter ending thereafter; and

(iv) a ratio of total debt (less the outstanding principal amount of the Company’s 9.750% Senior Notes due 2020) to EBITDAX of not more than 2.00 to 1.00.

The obligations of the Company under the Credit Agreement may be accelerated upon the occurrence of an Event of Default. Events of Default include customary events for a financing agreement of this type, including, without limitation, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations and warranties, bankruptcy or related defaults, defaults relating to judgments and the occurrence of a Change of Control (as defined in the Credit Agreement), subject to certain cure periods.

Subject to certain permitted liens, the Revolving Facility is secured by the grant of a first priority lien on all or substantially all of the assets of the Company and its restricted subsidiaries, including, without limitation, on no less than 80% of the value of the proved oil and gas properties of the Company and its restricted subsidiaries. In connection with the Credit Agreement, the Company and its restricted subsidiaries also entered into customary ancillary agreements and arrangements, which among other things, provide that the Revolving Facility is unconditionally guaranteed by such restricted subsidiaries.

The foregoing summary description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On December 12, 2013, the Company issued a press release announcing its 2014 capital expenditure budget. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including the related Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Third Amended and Restated Credit Agreement, dated December 13, 2013, by and among Magnum Hunter Resources Corporation, Bank of Montreal, the lenders party thereto and the agents party thereto.
99.1	Press Release of Magnum Hunter Resources Corporation, dated December 12, 2013.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: December 18, 2013	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third and Restated Credit Agreement, dated December 13, 2013, by and among Magnum Hunter Resources Corporation, Bank of Montreal, the lenders party thereto and the agents party thereto.
99.1	Press Release of Magnum Hunter Resources Corporation, dated December 12, 2013.

Exhibit 10.1

EXECUTED VERSION

__________________________________________________________________________

$750,000,000 REVOLVING LOAN

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of

December 13, 2013

among

MAGNUM HUNTER RESOURCES CORPORATION,
as Borrower,

BANK OF MONTREAL,
as Administrative Agent,

THE LENDERS PARTY HERETO,

CAPITAL ONE, N.A.,
as Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION,
SUNTRUST BANK
and
UBS SECURITIES LLC,
as Co-Documentation Agents

*****

BMO CAPITAL MARKETS,
as Lead Arranger and Sole Bookrunner

__________________________________________________________________________

Andrews Kurth LLP

Counsel to Administrative Agent

-i-

-ii-

-iii-

Annex 1	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit F-1	Form of Security Agreement
Exhibit F-2	Form of Guaranty
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Joinder Agreement

Schedule 1.01	Unrestricted Subsidiaries as of the Effective Date
Schedule 7.01	Corporate Organizational Chart
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.16	Properties
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.02	Debt
Schedule 9.03	Liens
Schedule 9.05	Investments
Schedule 9.16	PRC Williston LLC Agreement

-iv-

This THIRD Amended and Restated Credit Agreement, dated as of December 13, 2013 (the “Effective Date”), is among MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), each of the Lenders from time to time party hereto, BANK OF MONTREAL (in its individual capacity, “BOM”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), CAPITAL ONE, N.A., as Syndication Agent and KEYBANK NATIONAL ASSOCIATION, SUNTRUST BANK and UBS SECURITIES LLC, as Co-Documentation Agents.

R E C I T A L S

A.       The Borrower is a party to that certain Second Amended and Restated Credit Agreement dated April 13, 2011 (as amended, the “Prior Agreement”) among the Borrower, the lenders party thereto, Capital One, N.A., as Syndication Agent and Bank of Montreal, as administrative agent.

B.       The Borrower, the Administrative Agent and the Lenders mutually desire to amend and restate the Prior Agreement in its entirety.

C.       In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree that the Prior Agreement is amended and restated in its entirety as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01    Terms Defined Above

As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02    Certain Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning given in the introductory paragraph.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated pursuant to Section 2.06. As of the Effective Date, the Aggregate Maximum Credit Amount of the Lenders is $750,000,000.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month interest period in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate and the LIBO Rate, respectively.

“Applicable Margin” means:

(a)       for any day prior to the date on which the Borrower demonstrates compliance with Section 9.01 for the fiscal quarter ending June 30, 2014, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
	< 50%	≥ 50%, but < 75%	≥ 75%, but < 90%	≥ 90%
ABR Loans	1.50%	1.75%	2.00%	2.25%
Eurodollar Loans	2.50%	2.75%	3.00%	3.25%
Commitment Fee	0.50%	0.50%	0.50%	0.50%	and

(b)       for any day from and after the date on which the Borrower demonstrates compliance with Section 9.01 for the fiscal quarter ending June 30, 2014, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
	< 50%	≥ 50%, but < 75%	≥ 75%, but < 90%	≥90%
ABR Loans	1.00%	1.25%	1.50%	1.75%
Eurodollar Loans	2.00%	2.25%	2.50%	2.75%
Commitment Fee	0.50%	0.50%	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level; provided further that the Applicable Margin shall revert to the previous Applicable Margin upon the Borrower’s delivery of such Reserve Report.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I or in an Assignment and Assumption Agreement, as the case may be.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender or (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means (a) a CLO or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Petroleum Engineers” means an independent petroleum engineer or engineers proposed by the Borrower and approved by the Administrative Agent.

“Arranger” means BMO Capital Markets, in its capacity as lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“BOM” has the meaning given in the introductory paragraph.

“Borrower” has the meaning given in the introductory paragraph.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c) or Section 9.11.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Canadian Collateral Documents” means any security agreement, pledge agreement, guaranty, and the mortgages, deeds of trust and other agreements, instruments, certificate or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender or any other lender or creditor with respect to any Obligations pursuant to this Agreement) regarding Collateral located in Canada, in connection with, or as security for the payment or performance of the Obligations, the Notes or this Agreement, as such arrangements may be amended, modified, supplemented or restated from time to time.

“Capital Leases” means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of $2,000,000.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) of Equity Interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or any foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CLO” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Sections 2.06, 2.09 and 10.02 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), and “Commitments” means the aggregate amount of the Commitments of all the Lenders. The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Consolidated Net Income” means with respect to the Borrower and the Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Restricted Subsidiaries after allowances for Taxes payable by the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Restricted Subsidiary, as the case may be; (b) any extraordinary gains or losses (excluding any unrealized gains and losses under FAS 133) during such period; and (c) any gains or losses (excluding any unrealized gains and losses under FAS 133) attributable to writeups or writedowns of assets; and provided further that if the Borrower or any Restricted Subsidiary shall acquire or dispose of any Property during such period in an aggregate amount that equals or exceeds ten percent (10%) of the Borrowing Base then in effect, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 40% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and LC Exposure at such time.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien (other than the Lien permitted by Section 9.03(h)) on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that (a) has failed, within three Business Days of the date required to be funded by it hereunder, to fund (i) any portion of its Loans or (ii) participations in Letters of Credit, unless, in the case of clause (i), such Lender notifies the Administrative Agent in writing that such failure is a result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent, or the Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based upon such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such written confirmation in form and substance satisfactory to it, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, including the Federal Deposit Insurance Corporation or any other federal or state regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, including the Federal Deposit Insurance Corporation or any other federal or state regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be considered a Defaulting Lender solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated; provided, however, Disqualified Capital Stock shall not include Series C, Series D or Series E preferred stock permitted under Section 9.02, so long as any dividends paid with respect thereto comply with the provisions of Section 9.04.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period calculated on a trailing four quarter basis plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income Taxes, depreciation, depletion, amortization, expenses associated with the exploration of Oil and Gas Properties, all non-cash charges and adjustments (including stock-based compensation, impairment of asset values, non-cash adjustments to derivative carrying values, non-cash adjustments to asset retirement obligations and other similar items as from time to time required under GAAP) and all non-recurring expenses, minus all non-cash income added to Consolidated Net Income.

“Effective Date” means the date first written above.

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary is treated as a “single employer” under Section 414(b) or (c) of the Code, or solely for the proposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eureka Hunter” means Eureka Hunter Pipeline, LLC, a Delaware limited liability company.

“Eureka Hunter Pipeline” means that certain pipeline system (as it may exist from time to time, including any expansions thereof) for the gathering of natural gas in Ohio and West Virginia commonly known as the Eureka Hunter Pipeline.

“Eureka Hunter Pipeline J.V.” means a joint venture that may be formed between Eureka Hunter Pipeline Partners and a third party to own and operate the Eureka Hunter Pipeline, subject to approval by the Administrative Agent acting reasonably.

“Eureka Hunter Pipeline Partners” means Eureka Hunter Pipeline Partners, LLC, a Delaware limited liability company.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP (or, with respect to royalty interests, such liens will not reasonably be expected to result in a Material Adverse Effect), provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business covering only the Property under lease; provided, further that Liens described in clauses (a) through (e) shall remain Excepted Liens only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c) and (d) any U.S. federal withholding taxes imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated January 13, 2011, among the Borrower, the Administrative Agent and the Arranger pertaining to certain fees payable to the Administrative Agent and the Arranger.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, the Administrative Agent, the Issuing Bank or any Lender (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranty” means the Amended and Restated Guaranty executed by the Guarantors of even date herewith, in the form of Exhibit F-2 attached hereto, as amended, modified, supplemented or restated from time to time.

“Guarantor” means all Restricted Subsidiaries of Borrower.

“Hall Houston Debt” means the obligations of the Borrower with respect to contingent liabilities retained by the Borrower in connection with the sale of limited partner interests in Hall Houston Exploration II LP.

“Highest Lawful Rate” means, as to any Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by such Lender under applicable laws with respect to an obligation, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow. The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any applicable period, the aggregate cash interest expense (both accrued and paid and net of interest income paid during such period to the Borrower and its Restricted Subsidiaries) of the Borrower and its Restricted Subsidiaries for such applicable period, including the portion of any payments made in respect of Capital Leases allocable to interest expense; provided that if the Borrower or any Restricted Subsidiary shall acquire or dispose of any Property during such period in an aggregate amount that equals or exceeds ten percent (10%) of the Borrowing Base then in effect, then Interest Expense shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” means any redetermination of the Borrowing Base under Section 2.07(b)(ii) or Section 2.07(b)(iii).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Person; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means Bank of Montreal, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided herein. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means the Addendum and Joinder Agreement substantially in the form of Exhibit H.

“LC Commitment” at any time means Ten Million Dollars ($10,000,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit issued by the Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit issued by the Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Bloomberg Page BBAL10 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and, in each case, for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) royalties, production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement or (b) the creation of an offsetting position against all or any part of such Swap Agreement; provided that, a Swap Agreement shall not be considered “Liquidated” for the purposes of this Agreement if, upon the occurrence of any of the events described in clauses (a) and (b), such Swap Agreement is replaced simultaneously with a new Swap Agreement containing substantially the same terms and provisions as the prior Swap Agreement. The term “Liquidated” has a correlative meaning thereto.

“Liquidity” means the sum of (a) the Borrower’s unrestricted cash and cash equivalents and (b) the total unused availability under the Borrowing Base.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and the Guaranty.

“Loan Parties” means the Borrower and each Subsidiary that is a party to any Loan Document.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $3,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means April 13, 2016.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts,” as the same may be (a) modified from time to time pursuant to Sections 2.06 or 10.02 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Restricted Subsidiary that is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Mortgages” means all mortgages and deeds of trust executed in connection herewith.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means, without duplication, (i) all Debt evidenced hereunder, (ii) the obligation of the Loan Parties for the payment of the fees payable hereunder or under the other Loan Documents, (iii) all obligations and liabilities of the Loan Parties to any Person relating to Swap Agreements between any Loan Party and such Person initially entered into while such Person was a Lender under the Prior Agreement or this Agreement or an Affiliate of a Lender under the Prior Agreement or this Agreement, (iv) all obligations and other liabilities of the Loan Parties to any Person relating to Cash Management Agreements between any Loan Party and such Person while such Person is a Lender under this Agreement or an Affiliate of a Lender under this Agreement and (v) all other obligations and liabilities (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Loan Parties to the Administrative Agent, the Issuer and the Lenders, including reimbursement obligations with respect to LC Disbursements, in each case now existing or hereafter incurred under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Patriot Act” has the meaning set forth in Section 12.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“PDP” means, with respect to the Oil and Gas Properties, properties that are categorized as “Proved Reserves” that are both “Developed” and “Producing” as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect as the time in question.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BOM as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two thirds percent (66 2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination), the oil and gas reserves attributable to the proved Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time, and reflecting Swap Agreements in place with respect to such production.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b)(i).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Security Agreement” means the Amended and Restated Security and Pledge Agreement executed by the Borrower and the Guarantors, in the form of Exhibit F-1 attached hereto, as amended, modified, supplemented or restated from time to time.

“Security Instruments” means the mortgages, deeds of trust and other agreements, instruments or certificates, and any and all other agreements, instruments, certificates or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time, including, without limitation, the Security Agreement, the Canadian Collateral Documents, the Mortgages and each Joinder Agreement.

“Senior Notes” means any senior unsecured notes issued by the Borrower in accordance with Section 9.02(p).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, for the purposes of ARTICLE IX, Unrestricted Subsidiaries shall not be considered “Subsidiaries” and the covenants contained in ARTICLE IX shall not apply to Unrestricted Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no stock incentive, stock option, phantom stock or similar plan or program providing for stock-based awards or payments to current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries, shall be considered to be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as Obligations for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Proved Reserves” means, with respect to the Oil and Gas Properties, the sum of (a) PDP Oil and Gas Properties, (b) Oil and Gas Properties that are categorized as “Proved Developed Nonproducing Reserves”, and (c) Oil and Gas Properties that are categorized as “Proved Undeveloped Reserves”, in each case, as said two latter terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the execution, delivery and performance of the Loan Parties of each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Loan Parties on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, or, where applicable as to specific Property, any other relevant state.

“Unrestricted Subsidiary” means (i) any Subsidiary that at the time of determination shall have been designated as an Unrestricted Subsidiary by the Borrower in the manner provided below (and shall not have been subsequently designated as a Restricted Subsidiary), (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) the Persons listed on Schedule 1.01A (except to the extent any such Person has been subsequently designated as a Restricted Subsidiary). The Borrower may from time to time designate any Subsidiary (including a newly-created or newly acquired Subsidiary) (other than a Subsidiary that, immediately after such designation, shall hold any Debt of, or Equity Interest in, the Borrower or any Restricted Subsidiary) as an Unrestricted Subsidiary, and may designate any Unrestricted Subsidiary as a Restricted Subsidiary so long as, immediately after giving effect to such designation, no Default shall have occurred and be continuing. Any designation by the Borrower pursuant to this definition shall be made in an officer’s certificate delivered to the Administrative Agent and containing a certification that such designation is in compliance with the terms of this definition.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries; provided that, for purposes of this Agreement, and for the avoidance of doubt, PRC Williston, LLC, during such times as the Borrower owns all of the Equity Interests therein, shall be deemed a Wholly-Owned Subsidiary, notwithstanding the non-controlling interests in such Subsidiary recorded for accounting purposes as reflected in the Borrower’s Financial Statements.

Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

The Credits

Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02    Loans and Borrowings.

(a)       Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)       Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)       Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)       Notes. Any Lender may request that Loans made by it be evidenced by a single promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the Effective Date, as of the Effective Date, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. If any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of any Lender who requested a Note hereunder in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, and such Lender agrees to promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender that receives a Note, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (a “written Borrowing Request”): (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York, New York time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York, New York time, on the Business Day of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each telephonic and written Borrowing Request shall be irrevocable and each telephonic Borrowing Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)      the aggregate amount of the requested Borrowing;

(ii)      the date of such Borrowing, which shall be a Business Day;

(iii)      whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)      in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)      the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Borrowing) and the pro forma total Credit Exposures (giving effect to the requested Borrowing); and

(vi)      the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Interest Elections.

(a)       Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)       Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower (a “written Interest Election Request”) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic and written Interest Election Request shall be irrevocable and each telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent.

(c)       Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

   (i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

   (ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

   (iii)      whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

   (iv)      if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)       Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)       Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05    Funding of Borrowings.

(a)       Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York, New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York, New York and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.

(b)       Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time such Lender is required to fund its share of a Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) above and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06    Changes in the Aggregate Maximum Credit Amounts.

(a)       Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)       Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

   (i)      The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (1) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (2) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the total Commitments.

   (ii)      The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07    Borrowing Base.

(a)       Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the Borrowing Base shall be equal to $265,000,000. Upon the issuance of any Senior Notes after the Effective Date, the Borrowing Base shall be automatically reduced by $0.25 for each $1.00 of the aggregate principal amount of such Senior Notes. In addition, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.13(c) or Section 9.11.

(b)       Scheduled and Interim Redeterminations.

   (i)      The Borrowing Base shall be redetermined semi-annually on or around November 1st and May 1st in accordance with this Section 2.07 (a “Scheduled Redetermination”) with the first Scheduled Redetermination to take place May 1, 2014, and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on or around November 1st and May 1st of each year.

   (ii)      The Administrative Agent may or shall, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any six-month period, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations in accordance with this Section 2.07.

   (iii)      The Borrower may elect to redetermine the Borrowing Base, by notifying the Administrative Agent thereof, one time during any six-month period, that it elects to cause the Borrowing Base to be redetermined between Scheduled Redeterminations in accordance with this Section 2.07.

(c)       Scheduled and Interim Redetermination Procedure.

   (i)      Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (1) the Reserve Report and the certificate required to be delivered by the Borrower, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (2) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (such amount being the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

   (ii)      The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

   (1)      in the case of a Scheduled Redetermination (A) if the Administrative Agent shall have received the Engineering Reports and other information required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before October 15th and April 15th of such year following the date of delivery or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and other information from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i), and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports; and

   (2)      in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

   (iii)      Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or been deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or been deemed to have approved, as aforesaid, then the Administrative Agent shall (i) notify the Borrower of the Proposed Borrowing Base and which Lenders have not approved or been deemed to have approved the Proposed Borrowing Base and (ii) poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders for purposes of this Section 2.07 and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)       Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount (or amounts, as applicable) shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

   (i)      in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the November 1st or May 1st, as applicable, following such New Borrowing Base Notice, or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

   (ii)      in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 8.13(c) or Section 9.11, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)       Reductions of Borrowing Base Related to Swap Agreements. If any Swap Agreement to which the Borrower or any Subsidiary is a party is Liquidated and which was used by the Lenders to establish the Borrowing Base, and the total termination value payable by the Borrower in respect of all such Liquidated Swap Agreements in any period between any two Scheduled Redetermination Dates exceeds five percent (5%) of the then effective Borrowing Base, then, contemporaneously therewith, the Borrowing Base then in effect shall be reduced by an amount equal to the value, if any, assigned to the Liquidated portion of all such Swap Agreements so terminated during such period, as determined by the Required Lenders.

Section 2.08    Letters of Credit.

(a)       General. Subject to the terms and conditions set forth herein, the Borrower may request the Issuing Bank to issue Letters of Credit in dollars for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b)       Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice: (i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit issued by the Issuing Bank to be amended, renewed or extended; (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day); (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c)); (iv) specifying the amount of such Letter of Credit; (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and (vi) specifying the amount of the then effective Borrowing Base (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit). If requested by the Issuing Bank, the Borrower shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and with respect to each notice provided by the Borrower above and any issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (1) the LC Exposure shall not exceed the LC Commitment and (2) the total Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

(c)       Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)       Participations. By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, the Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)       Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by the Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York, New York time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York, New York time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York, New York time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York, New York time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)       Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit issued by the Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)       Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by the Issuing Bank. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)       Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)       Replacement of an Issuing Bank. The Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of the Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b). In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j)       Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s obligations under this Agreement and the other Loan Documents in a “securities account” (within the meaning of Article 8 of the UCC) over which the Administrative Agent shall have “control” (within the meaning of the UCC). Notwithstanding the foregoing, the Borrower may direct the Administrative Agent and the “securities intermediary” (within the meaning of the UCC) to invest amounts credited to the securities account, at the Borrower’s risk and expense, in Investments described in Section 9.05(c) through (f). Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02    Interest.

(a)       ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)       Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)       Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d)       Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)       Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)      the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)      the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04    Prepayments.

(a)       Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)       Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York, New York time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York, New York time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)       Mandatory Prepayments.

   (i)      If (A) after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Credit Exposures exceed the total Commitments or (B) after giving effect to any reduction of the Borrowing Base pursuant to Section 2.07(e), the total Credit Exposures exceed the Borrowing Base, then the Borrower shall (1) prepay the applicable Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (2) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

   (ii)      Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(e)) or Section 8.13(c), if the total Credit Exposures exceed the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to pay all of such prepayment and/or deposit of cash collateral amount within forty-five (45) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

   (iii)      Upon any adjustments to the Borrowing Base pursuant to Section 9.11, if the total Credit Exposures exceed the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it receives cash proceeds as a result of such disposition or such incurrence of Debt; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

   (iv)      Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied to outstanding Borrowings as directed by the Borrower or, if no such direction is given, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

   (v)      Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)       No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05    Fees.

(a)       Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)       Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank, for its own account, a fronting fee, of 0.375% face amount of each Letter of Credit upon its issuance, provided that in no event shall such fee be less than $500, and (iii) to the Issuing Bank, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by the Issuing Bank or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date and fronting fees with respect to any Letter of Credit shall be payable at the time of issuance of such Letter of Credit; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)       Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon between the Borrower and the Administrative Agent.

(d)       Borrowing Base Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender then party to this Agreement, ratably in accordance with its Applicable Percentage, a Borrowing Base increase fee equal to an amount to be agreed upon by the Administrative Agent and the Borrower at the time of any increase of the Borrowing Base on the amount of such increase over the highest Borrowing Base previously in effect, payable on the effective date of any such increase to the Borrowing Base.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs.

Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)       Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in dollars that constitute immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices located at 3 Times Square, 27th Floor, New York, New York 10036, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)       Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), 2.08(d) or (e), 4.02 or 12.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower to and in favor of the Administrative Agent for the benefit of the Lenders and the other Persons named therein of all of the Borrower’s interest in and to production and all proceeds attributable thereto that may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality; Defaulting Lenders

Section 5.01    Increased Costs.

(a)       Eurodollar Changes in Law. If any Change in Law shall:

   (i)      impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

   (ii)      impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)       Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)       Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03    Taxes.

(a)       Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)       Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)       Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)       Tax Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)       FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Section 5.04    Mitigation Obligations.

(a)       Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender has not approved (or is not deemed to have approved) an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (B) require such Lender to be removed as a Lender under this Agreement and the other Loan Documents with a corresponding reduction in the Aggregate Maximum Credit Amount equal to the Maximum Credit Amount of such Lender; provided that, (1) in the case of a required assignment of interest, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.06    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)      fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05;

(b)      the Maximum Credit Amount and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that (x) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders and (y) any amendment referenced in clauses (i), (iii) and (iv) of Section 12.02(b) which affects such Defaulting Lender shall, in each case, require the consent of such Defaulting Lender;

(c)      if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

  (i)      all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Maximum Credit Amounts and (y) the conditions set forth in Section 6.02 are satisfied at such time; and

  (ii)      if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

  (iii)      if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

  (iv)      if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.05 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

  (v)      if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 5.06(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)      so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 5.06(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 5.06(c)(i) (and Defaulting Lenders shall not participate therein).

(e)      In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE VI

Conditions Precedent

Section 6.01    Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)      The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable hereunder, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b)      The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or other authorized officer of each Loan Party setting forth (i) resolutions of its board of directors or similar governing authority with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party, to enter into the Transactions to which it is a party and consummate the Acquisitions to which it is a party, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or similar organizational documents of such Loan Party, certified as being true and complete. To the extent a Loan Party previously delivered a certificate complying with the foregoing sentence, the Administrative Agent shall have received from such Loan Party a certificate of the Secretary, Assistant Secretary or other authorized officer of such Loan Party certifying that the documents and certificates attached to such previously delivered certificate and relating to such Loan Party’s formation and organization remain in full force and effect without any amendment thereto, provided that, notwithstanding the foregoing, each Loan Party shall be required to deliver the resolutions described in clause (i) above. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)      The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party.

(d)      The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Financial Officer and dated as of September 30, 2013 (which certificate was delivered in connection with the Prior Agreement).

(e)      The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)      The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its Maximum Credit Amount dated as of the Effective Date.

(g)      The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments and the Guaranty.

(h)      The Administrative Agent shall have received the opinions of Fulbright & Jaworski LLP, special counsel to the Borrower, and Wyatt, Tarrant & Combs, LLP, special Kentucky counsel to the Borrower, in each case, in form and substance satisfactory to Administrative Agent.

(i)      The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(j)      The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has (i) received all consents and approvals required by Section 7.03 and (ii) has no other Debt in respect of borrowed money, except as permitted by Section 9.02.

(k)      The Administrative Agent shall have received the financial statements referred to in Section 7.04(a).

(l)      The Administrative Agent shall have received title information as it may reasonably require setting forth the status of title to at least 80% of the total value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report.

(m)      The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(n)      The Administrative Agent shall have received the most recent Reserve Report for the Oil and Gas Properties, accompanied by a certificate covering the matters described in Section 8.12(c).

(o)      The Administrative Agent shall have received appropriate UCC search certificates from the jurisdiction of incorporation or formation of each Loan Party reflecting no Liens encumbering the Properties of such Loan Party, other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(p)      The Administrative Agent shall have received satisfactory evidence of the existence of Swap Agreements of the Borrower identified on Schedule 7.20.

(q)      The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably request.

Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)      At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)      At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or condition that has or could reasonably be expected to have a Material Adverse Effect shall have occurred.

(c)      The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(d)      The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e)      The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(f)      In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report delivered by the Borrower pursuant to this Agreement.

Each request for a Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 6.01(l) and 6.02(a) through (d).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01    Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, Schedule 7.01 is an accurate corporate organizational chart of Borrower and its Subsidiaries showing the ownership of all Equity Interests in such Persons.

Section 7.02    Authority; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate, limited liability company or limited partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04    Financial Condition; No Material Adverse Change.

(a)      The Borrower has heretofore furnished to the Lenders its audited consolidated balance sheet and statement of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2012, all reported on by a firm of independent public accountants acceptable to the Administrative Agent. Such audited financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)      Since December 31, 2012, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)      Except as set forth on Schedule 9.02 or in a certificate delivered pursuant to Section 8.01(c), neither the Borrower nor any Restricted Subsidiary has on the Effective Date any material Debt (including Disqualified Capital Stock) or any material contingent liabilities, off-balance sheet liabilities or partnerships, material liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

Section 7.05    Litigation.

(a)      As of the Effective Date, except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)      Since the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06    Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect), to the knowledge of Borrower:

(a)      neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)      no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)      all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)      all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)      the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)      to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)      neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07    Compliance with the Laws and Agreements; No Defaults. Except as could not be reasonably be expected to have a Material Adverse Effect:

(a)      each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(b)      neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound; and

(c)      no Default has occurred and is continuing.

Section 7.08    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien relating to Taxes described in the first sentence of this Section 7.09 has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

Section 7.11    Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, taken as a whole, none of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. To the knowledge of Borrower there is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the Effective Date in connection with the transactions contemplated hereby. There are no statements or conclusions known to the Borrower in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12    Insurance. The Borrower has, and has caused all its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13    [RESERVED].

Section 7.14    Subsidiaries. Schedule 7.14 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower (as such Schedule may be updated from time to time, including pursuant to a notice delivered in accordance with Section 8.01(l)). As of the Effective Date there are no Unrestricted Subsidiaries other than the Subsidiaries set forth on Schedule 1.01.

Section 7.15    Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of Delaware is Magnum Hunter Resources Corporation; and the organizational identification number of the Borrower in Delaware is 2758331 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(l) in accordance with Section 12.01). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization and organizational identification number in its jurisdiction of organization is stated on Schedule 7.14 (as such Schedule may be updated from time to time, including pursuant to a notice delivered in accordance with Section 8.01(l)).

Section 7.16    Properties; Titles, Etc.

(a)      Except as disclosed in Schedule 7.16, each of the Borrower and the Restricted Subsidiaries has good and defensible title to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (excluding, to the extent this representation and warranty is deemed to be made after the Effective Date, any such Oil and Gas Properties sold or transferred in compliance with Section 9.11) and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b)      All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to result in a Material Adverse Effect.

(c)      The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Effective Date.

(d)      All of the material Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)      The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) to the knowledge of Borrower, none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18    Gas Imbalances, Prepayments. As of the Effective Date, except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 500 mmcf equivalent in the aggregate.

Section 7.19    Marketing of Production. Except for contracts listed and in effect on the Effective Date on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the Effective Date.

Section 7.20    Swap Agreements. Schedule 7.20, as of the Effective Date, and after the Effective Date, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (i) to provide working capital for exploration and production, midstream trading and marketing operations and (ii) for general corporate purposes of the Borrower and its Subsidiaries, including the acquisition of exploration and production and midstream properties. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22    Solvency. Before and after giving effect to the Transactions, (a) the aggregate assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries, taken as a whole, will exceed the aggregate Debt of the Borrower on a consolidated basis, as the Debt becomes absolute and matures, (b) none of the Borrower nor any Restricted Subsidiary will have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt as such Debt becomes absolute and matures and (c) none of the Borrower nor any Restricted Subsidiary will have (nor will have any reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01    Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)       Annual Financial Statements. As soon as available, but in any event not later than the earlier of the date in each fiscal year on which the Borrower is required to file its Annual Report on form 10-K with the SEC (after giving effect to any extensions obtained by the Borrower) or 90 days after the end of each fiscal year of the Borrower, its audited consolidated (and, if there are any Unrestricted Subsidiaries, unaudited consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants proposed by Borrower and approved by the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)       Quarterly Financial Statements. As soon as available, but in any event not later than the earlier of each date in each fiscal year on which the Borrower is required to file a Quarterly Report on Form 10-Q with the SEC (after giving effect to any extensions obtained by the Borrower) or 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated (and, if there are any Unrestricted Subsidiaries, consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)       Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)       Certificate of Financial Officer - Swap Agreements. Concurrently with the delivery of each Reserve Report hereunder and concurrently with any delivery of financial statements under Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document and the counterparty to each such agreement; provided that each such certificate furnished concurrently with the delivery of financial statements under Section 8.01(b) shall also include the calculations described in Section 9.18(a)(i).

(e)       Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f)       Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to the Borrower or any of its Restricted Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Restricted Subsidiary, and a copy of any response by the Borrower or any such Restricted Subsidiary, or the board of directors of the Borrower or any such Restricted Subsidiary, to such letter or report.

(g)       SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(h)       Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement of the Borrower or any of its Restricted Subsidiaries, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i)       Intentionally Deleted.

(j)       Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Restricted Subsidiary owning Oil and Gas Properties, in either case, having a fair market value in excess of 5% of the Borrowing Base then in effect in accordance with Section 9.11, prior written notice of such disposition, the anticipated price thereof and the anticipated date of closing.

(k)       Notice of Casualty Events. Prompt written notice, and in any event within five (5) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(l)       Information Regarding the Loan Parties. Prompt written notice (and in any event within five (5) Business Days prior thereto) of any change in any Loan Party’s corporate name, jurisdiction of organization, organizational identification number in such jurisdiction of organization or federal taxpayer identification number.

(m)       Production Report and Lease Operating Statements. Within 45 days after the end of each calendar month, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(n)       Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Restricted Subsidiary.

(o)       Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)      the occurrence of any Default;

(b)      the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, in either such case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)      any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03    Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04    Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.

Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans and the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06    Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)      operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)      keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material producing Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;

(c)      promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its proved producing Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)      promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its proved producing Oil and Gas Properties and other material Properties;

(e)      operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and

(f)      to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07    Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08    Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

Section 8.09    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10    Environmental Matters.

(a)      The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (iv) establish and implement, and shall cause each Subsidiary to establish and implement, such reasonable procedures as may be necessary to assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)      The Borrower will promptly, but in no event later than five Business Days of the occurrence of a triggering event, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action could reasonably result in a Material Adverse Effect.

(c)      The Borrower will, and will cause each Restricted Subsidiary to, undertake reasonable environmental audits in connection with any future acquisitions of producing Oil and Gas Properties.

Section 8.11    Further Assurances.

(a)      The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)      The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12    Reserve Reports.

(a)      Promptly after January 1st of each calendar year and in any event before April 1st of each calendar year, and promptly after July 1st of each calendar year, commencing April 1, 2014, and in any event before October 1st of each year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report. The Reserve Report as of January 1st of each year and the Reserve Report delivered in connection with the first redetermination of the Borrowing Base after the Effective Date shall be prepared by Borrower or an Approved Petroleum Engineer and audited by one or more Approved Petroleum Engineers, and the July 1st Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower. In each case, the chief engineer of Borrower shall certify such Reserve Report is based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report.

(b)      In the event of an Interim Redetermination, except in connection with the first redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b)(ii) or Section 2.07(b)(iii), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than forty-five (45) days following the receipt of such request.

(c)      With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that to his knowledge, after reasonable investigation, in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time, (ii) the Borrower or its Subsidiaries owns good and defensible title to the proved Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Borrower’s and its Subsidiaries’ proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent and (v) attached thereto is a schedule of the proved Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value of such Mortgaged Properties represent. Upon the request of the Administrative Agent, the Borrower shall attach to such certificate a list of all marketing agreements entered into subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the Effective Date

Section 8.13    Title Information.

(a)      On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the proved Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered, satisfactory title information on at least 80% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b)      If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that they shall have received, together with title information previously delivered, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)      If the Borrower is unable to cure any title defect requested to be cured within the 60-day period or the Borrower does not comply with the requirement to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the total value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14    Additional Collateral. In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the proved Oil and Gas Properties owned by Borrower and the Restricted Subsidiaries and evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value evaluated in the most recently completed Reserve Report, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report. All such Liens will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

Section 8.15    ERISA Compliance. In addition to and without limiting the generality of Section 8.09, the Borrower shall and shall cause each of its Subsidiaries to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such failure to comply could not reasonably be expected to have Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

Section 8.16    New Subsidiary Requirements. Concurrently with the acquisition or formation of any subsidiary which is to be a Restricted Subsidiary and in any event prior to or concurrently with the Borrower’s advancing or contributing any amounts to or into such Restricted Subsidiary (other than de minimis organizational costs such as filing fees), the Borrower shall cause to be delivered to the Administrative Agent (i) a Joinder Agreement executed by such Restricted Subsidiary and the direct owner of the Equity Interests of such Restricted Subsidiary, (ii) stock certificates or other instruments representing all the Equity Interests of such Restricted Subsidiary and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates or other instruments, or, if any Equity Interests pledged pursuant to such Security Agreement are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent in accordance with the UCC, (iii) all documents and instruments, including UCC Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under each Security Agreement, (iv) UCC searches, all dated reasonably close to the date of the Joinder Agreement and in form and substance satisfactory to the Administrative Agent, and evidence reasonably satisfactory to the Administrative Agent that any Liens indicated in such UCC searches are Excepted Liens or have been released, (v) the corporate resolutions or similar approval documents of such Restricted Subsidiary approving the execution and delivery of the Joinder Agreement and the performance of the Security Agreement and Guaranty by such Restricted Subsidiary, and (vi) a legal opinion reasonably acceptable to the Administrative Agent, opining favorably on the execution, delivery and enforceability of the Loan Documents to which such Restricted Subsidiary is a party and otherwise being in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

Section 8.17    OFAC; Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries (a) is an “enemy” or “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any enabling legislation or executive order relating thereto or (iii) the Patriot Act, (c) is a Sanctions Person (as hereinafter defined), (d) has more than 10% of its assets in Sanctioned Countries (as hereinafter defined) or (e) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan will be used directly, or to the knowledge of the Borrower, indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. As used herein, “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time and “Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available as http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. The Borrower and its Subsidiaries, to their knowledge, are in compliance in all material respects with all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Section 8.18    Post-Closing Obligation. Within ninety (90) days after the Effective Date, the Borrower shall deliver a legal opinion of Blake, Cassels & Graydon LLP, special Alberta counsel to the Borrower, in respect of Williston Hunter Canada, Inc., in form and substance reasonably satisfactory to the Administrative Agent, except to the extent Williston Hunter Canada, Inc. is sold to a third party pursuant to a transaction permitted by this Agreement within such time period, in which case, this Section 8.18 shall cease to be effective.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01    Financial Covenants.

(a)       Current Ratio. Commencing with the fiscal quarter ending June 30, 2013, the Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets of the Borrower and the Restricted Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities of the Borrower and the Restricted Subsidiaries (excluding non-cash obligations under FAS 133) (such ratio, the “Current Ratio”) to be less than 1.0 to 1.0.

(b)       Interest Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter ending June 30, 2013, its ratio of (i) EBITDAX of the Borrower and the Restricted Subsidiaries for the trailing four quarter period then ended to (ii) Interest Expense for such period (the “Interest Coverage Ratio”) to be less than (A) 2.00 to 1.0 for the fiscal quarter ending December 31, 2013, (B) 2.25 to 1.0 for the fiscal quarter ending March 31, 2014 and (C) 2.50 to 1.0 for the fiscal quarter ending June 30, 2014 and for each fiscal quarter ending thereafter. Solely for the purposes of calculating the Interest Coverage Ratio for the fiscal quarter ending December 31, 2013, EBITDAX and Interest Expense shall be calculated for the fiscal quarter ending December 31, 2013 only, rather than the trailing four quarter period then ended, and on an actual basis without giving effect to any pro forma adjustments, including, without limitation, any such adjustments provided for in the definitions of “Consolidated Net Income”, “EBITDAX” or “Interest Expense” or otherwise in this Agreement.

(c)       Total Debt to EBITDAX. The Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter ending June 30, 2014, its ratio of (i) total Debt of the Borrower and the Restricted Subsidiaries as of such date to (ii) EBITDAX of the Borrower and the Restricted Subsidiaries for the trailing four quarter period then ended to exceed (A) 4.50 to 1.0 for the fiscal quarter ending June 30, 2014 and for the fiscal quarter ending September 30, 2014 and (B) 4.25 to 1.0 for the fiscal quarter ending December 31, 2014 and for each fiscal quarter ending thereafter.

(d)       Senior Debt to EBITDAX. The Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter ending June 30, 2013 through and including the fiscal quarter ending March 31, 2014, its ratio of (i) (x) total Debt of the Borrower and the Restricted Subsidiaries as of such date minus (y) the then outstanding principal amount of the Senior Notes to (ii) EBITDAX of the Borrower and the Restricted Subsidiaries for the trailing four quarter period then ended to exceed 2.00 to 1.00.

Section 9.02    Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)      the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents;

(b)      Debt of the Borrower and its Subsidiaries existing on the Effective Date that is reflected in the Financial Statements and described on Schedule 9.02;

(c)      accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)      Debt under Capital Leases or nonrecourse purchase money Debt in respect of equipment purchases not to exceed $10,000,000 at any time;

(e)      Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties;

(f)      intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries;

(g)      endorsements of negotiable instruments for collection in the ordinary course of business;

(h)      Debt arising under take-or-pay agreements or gas balancing agreements which do not give rise to liability in the aggregate on a consolidated basis for the Borrower in excess of $2,000,000 at any one time outstanding;

(i)      Debt incurred in the ordinary course of Borrower’s business in connection with Swap Agreements provided they are permitted under Section 9.18 of this Agreement;

(j)      Debt of Unrestricted Subsidiaries for which neither the Borrower nor any Restricted Subsidiary shall be liable as an obligor, under any guarantee or otherwise;

(k)      obligations with respect to Series C preferred stock issued by the Borrower prior to the Effective Date, so long as any dividends with respect thereto comply with the provisions of Section 9.04;

(l)      obligations with respect to Series D preferred stock issued by the Borrower under the certificate of designations therefor filed by the Borrower with the Secretary of State of Delaware, so long as any dividends with respect thereto comply with the provisions of Section 9.04;

(m)      Debt of Alpha Hunter Drilling, LLC, Hunter Real Estate, LLC and Triad Hunter LLC guaranteed by the Borrower in an amount not to exceed $20,000,000 in the aggregate which Debt shall be on terms and conditions reasonably satisfactory to the Administrative Agent and have terms and conditions no more restrictive than the terms and conditions set forth in this Agreement;

(n)      the Hall Houston Debt in an amount not to exceed $640,695 at any one time outstanding;

(o)      Debt of the Borrower for the acquisition and/or financing of a corporate airplane in an amount not to exceed $4,100,000 and otherwise on terms and conditions reasonably satisfactory to the Administrative Agent;

(p)      Debt evidenced by Senior Notes (including unsecured guarantees in respect thereof) not to exceed an aggregate principal amount of $600,000,000 at any time outstanding; provided that (i) the maturity date of the Senior Notes shall not be earlier than one year after the Maturity Date and (ii) the Borrower shall not prepay any amounts owing under the Senior Notes at any time;

(q)      obligations with respect to Series E preferred stock issued by the Borrower on substantially the same terms as disclosed to the Lenders in writing prior to the issuance thereof under certificates of designation therefor filed by the Borrower with the Secretary of State of Delaware, so long as any dividends with respect thereto comply with the provisions of Section 9.04;

(r)      (i) guarantees by the Borrower and the Restricted Subsidiaries in respect of Debt otherwise permitted by this Section 9.02 and (ii) unsecured guarantees by the Borrower and the Restricted Subsidiaries at any one time outstanding not to exceed $2,000,000 in respect of Debt of Unrestricted Subsidiaries incurred in the ordinary course of business in connection with accounts payable which are not greater than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; and

(s)      other Debt not to exceed $7,500,000 in the aggregate at any one time outstanding.

Section 9.03    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)      Liens securing the payment of any Obligations;

(b)      Excepted Liens;

(c)      Liens securing Capital Leases or purchase money Debt permitted by Section 9.02(d) but only on the Property under lease;

(d)      Liens described on Schedule 9.03;

(e)      Liens on Property not constituting collateral for the Obligations and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this clause (e) shall not exceed $500,000 at any time;

(f)      Liens in favor of Lenders securing Debt permitted by Section 9.02(i);

(g)      Liens on the assets of Unrestricted Subsidiaries securing Debt permitted by Sections 9.02(j) and (m) and Liens on the assets of Alpha Hunter Drilling, LLC and Triad Hunter LLC securing Debt permitted by Section 9.02(m);

(h)      Liens securing Debt permitted by Section 9.02(o); provided that such Liens extend only to the property purchased and/or financed with the proceeds of such Debt;

(i)      a Lien on the Equity Interests in Eureka Hunter securing Debt of Eureka Hunter;

(j)      (i) leases and subleases of the properties of the Borrower and its Subsidiaries granted to third parties, in each case, in the ordinary course of business and (ii) any interest of title of a lessor or sublessor under any leases entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(k)      Liens attaching solely to cash earnest money deposits in connection with an Investment permitted by Section 9.05; and

(l)      Liens securing Debt permitted by Section 9.02(s); provided that (i) the Debt secured by such Liens shall not exceed $5,000,000 at any one time outstanding and (ii) such Liens extend only to the property purchased and/or financed with the proceeds of such Debt.

Section 9.04    Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(a)      Restricted Subsidiaries may declare and pay Restricted Payments ratably with respect to their Equity Interests;

(b)      the Borrower may (i) declare and pay dividends in respect of its Equity Interests so long as such dividends (A) are in the form of the issuance of stock (common or preferred), warrants, options or other rights or interests and (B) do not include cash or other Property of the Borrower not specified in the foregoing clause (A), and (ii) may pay cash in lieu of fractional shares in connection with any stock splits or reverse stock splits of the Borrower’s Equity Interests, up to a maximum of $500,000 during the term of this Agreement;

(c)      without limiting the dividends permitted by Section 9.04(b), the Borrower may declare and pay cash dividends on its Series C, Series D and Series E preferred stock permitted hereunder so long as (i) no Event of Default exists at the time of, or is caused by, such payment, (ii) after giving effect to such payment, availability under the Borrowing Base is equal to or greater than the greater of (x) two and one-half percent (2.5%) of the Borrowing Base then in effect and (y) $5,000,000, and (iii) such dividends do not exceed $45,000,000 in the aggregate in any calendar year;

(d)      without limiting the dividends permitted by Section 9.04(b) above, the Borrower may (i) pay cash in lieu of issuing fractional shares of Series C preferred stock in connection with an exchange of outstanding Series C preferred stock for newly issued Series D or Series E preferred stock, (ii) redeem its Series C preferred stock with the proceeds of an issuance by the Borrower of common equity or Series D or Series E preferred stock so long as such redemption takes place as soon as reasonably practicable upon receipt of such proceeds, (iii) redeem its Series D or Series E preferred stock with the proceeds of an issuance by the Borrower of its common equity so long as such redemption takes place as soon as reasonably practicable upon receipt of such proceeds and (iv) pay cash in lieu of issuing fractional shares of Series C, Series D or Series E preferred stock (or the depositary shares evidencing interests in the Series E preferred stock) in connection with an exchange of outstanding Series C, Series D or Series E preferred stock for newly issued common equity;

(e)      without limiting the redemptions of its Series C preferred stock permitted by Section 9.04(d)(ii) above, the Borrower may redeem its Series C preferred stock with the proceeds of issuances by the Borrower of its Series D or Series E preferred stock occurring during the six month period prior to the date of any such redemption so long as (i) no Event of Default exists at the time of, or is caused by, such redemption and (ii) after giving effect to such redemption, availability under the Borrowing Base is equal to or greater than ten percent (10%) of the Borrowing Base then in effect, except to the extent such proceeds were previously utilized as Investments pursuant to Section 9.05;

(f)      the Borrower may repurchase warrants, options or other rights entitling the holder thereof to purchase or acquire any Equity Interest in the Borrower for cash consideration in an amount not to exceed $100,000; and

(g)      the Borrower may (i) so long as no Event of Default is occurring, make payments to directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary (or their transferees, estates or beneficiaries under their estates) upon their death, disability, retirement, severance or termination of employment or service for the acquisition by the Borrower from such Persons of Equity Interests in the Borrower, provided that the aggregate cash consideration paid for all such payments shall not exceed $500,000 in any calendar year, and (ii) make cashless repurchases of securities that are deemed to occur upon the exercise or vesting of options, rights or shares of stock held by directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary to the extent such securities represent a portion of the exercise price of or withholding taxes attributable to such options, rights or shares.

Section 9.05    Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)      Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05;

(b)      accounts receivable arising in the ordinary course of business;

(c)      direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)      commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(e)      deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency);

(f)      deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g)      Investments made by the Borrower in or to any Restricted Subsidiary or by any Restricted Subsidiary in or to another Restricted Subsidiary;

(h)      subject to the restrictions set forth in the last paragraph of this Section 9.05 and to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties, gas gathering, processing and transportation systems and all other assets contemplated by the permitted business of Borrower located within the geographic boundaries of the United States of America and Canada;

(i)      subject to the restrictions set forth in the last paragraph of this Section 9.05, entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons; provided, however, that none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.02;

(j)      loans and advances to directors, officers and employees in connection with the acquisition of Equity Interests in the Borrower or any Restricted Subsidiary and loans and advances to directors, officers and employees permitted by applicable law not to exceed $500,000 in the aggregate at any time;

(k)      travel advances in the ordinary course of business;

(l)      repurchase agreements of a commercial bank in the United States or Canada if the commercial paper of such bank or of the bank holding company of which such bank is a wholly owned subsidiary is rated in the highest rating categories of S&P, Moody’s, or any other rating agency satisfactory to the Required Lenders, that are fully secured by securities described in Section 9.04;

(m)      Investments in stock of publicly traded companies (other than GreenHunter Energy, Inc.) not to exceed $1,000,000 in the aggregate outstanding at any time;

(n)      Investments arising from the endorsement of financial instruments in the ordinary course of business;

(o)      guarantees permitted under Section 9.02 and guarantees by the Borrower of obligations of Restricted Subsidiaries incurred in the ordinary course of business and not in respect of Debt;

(p)      Investments by the Borrower or any Restricted Subsidiaries in Unrestricted Subsidiaries (other than Eureka Hunter Holdings, LLC or its Subsidiaries), not to exceed (i) $12,500,000 in the calendar year ending December 31, 2013 and (ii) $7,500,000 in any calendar year thereafter;

(q)      Investments in Eureka Hunter Holdings, LLC (or another direct or indirect Subsidiary of Eureka Hunter Holdings, LLC), whether such Subsidiaries are Restricted Subsidiaries or Unrestricted Subsidiaries, in an aggregate amount at any one time outstanding not to exceed (i) $32,000,000 (excluding the Investments in such Persons existing on the Effective Date as set forth on Schedule 9.05), so long as, with respect to the Investments made on or after the Effective Date, (A) such Investments are made before December 31, 2013 and (B) at the time of and after giving effect to each such Investment, availability under the Borrowing Base is equal to or greater than $75,000,000, provided that to the extent the Borrower reasonably determines that funds in excess of such amount are necessary for the construction, operation, maintenance or expansion of the Eureka Hunter Pipeline or any related natural gas processing plants (including the financing of the foregoing), the Borrower may distribute such excess funds to Eureka Hunter Holdings, LLC or such other Subsidiary for the purpose of paying any such construction, operation, maintenance or expansion expenses of the Eureka Hunter Pipeline or such natural gas processing plants (including the costs, expenses, fees or other amounts relating to the financing of the foregoing), so long as such funds are net cash proceeds from the offering of common or preferred equity securities by the Borrower on or after August 1, 2013, except to the extent such funds were previously utilized to make redemptions of Series C preferred stock pursuant to Section 9.04(e), or such payment is made in the form of the issuance of stock, and (ii) in any calendar year ending after December 31, 2013, $2,000,000 (excluding the Investments in such Persons existing on the Effective Date as set forth on Schedule 9.05), provided that to the extent the Borrower reasonably determines that funds in excess of such amount are necessary for the construction, operation, maintenance or expansion of the Eureka Hunter Pipeline or any related natural gas processing plants (including the financing of the foregoing), the Borrower may distribute such excess funds to Eureka Hunter Holdings, LLC or such other Subsidiary for the purpose of paying any such construction, operation, maintenance or expansion expenses of the Eureka Hunter Pipeline or such natural gas processing plants (including the costs, expenses, fees or other amounts relating to the financing of the foregoing), so long as (A) such funds are net cash proceeds from the offering of common or preferred equity securities by the Borrower on or after August 1, 2013, except to the extent such funds were previously utilized to make redemptions of Series C preferred stock pursuant to Section 9.04(e), or such payment is made in the form of the issuance of stock and (B) at the time of and after giving effect to each such Investment, availability under the Borrowing Base is equal to or greater than 5% of the Borrowing Base then in effect;

(r)      To the extent the Eureka Hunter Pipeline is owned by Eureka Hunter Pipeline J.V. and prior to the occurrence and continuance of an Event of Default, investments by Eureka Hunter Pipeline Partners in Eureka Hunter Pipeline J.V., not to exceed the amount the Borrower is permitted to invest in Eureka Hunter and Eureka Hunter Pipeline Partners pursuant to Section 9.05(q);

(s)      Investments in GreenHunter Energy, Inc. consisting of (i) 1,846,722 common shares and 88,000 Series C preferred shares and (ii) that certain Promissory Note, dated February 17, 2012, in the original principal amount of $2,200,000;

(t)      Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement or bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(u)      (i) Investments consisting of earnest money deposits in connection with an Investment otherwise permitted by this Section 9.05, and (ii) lease, utility or similar deposits in the ordinary course of business;

(v)      Investments in the common stock of Penn Virginia Corporation received by the Borrower as a portion of the consideration for the sale of the Equity Interests of Eagle Ford Hunter, Inc. to Penn Virginia Oil & Gas Corporation, in an aggregate amount not to exceed the lesser of (i) $40,000,000 and (ii) ten percent (10%) of the total consideration to be paid to the Borrower in connection with such sale, measured on the date of execution of the stock purchase agreement in respect thereof; provided that this subsection (v) shall cease to be effective from and after the sale, transfer or disposition of all of such Investments by the Borrower; and

(w)      Investments in the common stock of New Standard Energy Limited received by the Borrower as a portion of the consideration for the sale of certain Oil and Gas Properties to Pathfinder Onshore Energy Pty Ltd., New Standard Energy Limited or an Affiliate thereof in an aggregate amount not to exceed $10,000,000; provided that this subsection (w) shall cease to be effective from and after the sale, transfer or disposition of all of such Investments by the Borrower.

From and after the Effective Date and until the Borrower demonstrates compliance with Section 9.01 for the fiscal quarter ending June 30, 2014, Investments funded in connection with acquisitions permitted by clauses (h) and (i) above shall be permitted so long as, at the time of and after giving effect to each such Investment, (1) availability under the Borrowing Base is equal to or greater than the lesser of $75,000,000 or 25% of the Borrowing Base then in effect and (2) the aggregate amount of all such Investments made pursuant to this sentence does not exceed the sum of (a) $40,000,000 plus (b) the Specified Proceeds (as hereinafter defined). Notwithstanding the foregoing, from and after the Effective Date through January 15, 2014, if at the time of and after giving effect to any Investment funded in connection with acquisitions permitted by clauses (h) and (i) above, availability under the Borrowing Base is less than 25% of the Borrowing Base then in effect, but equal to or greater than 15% of the Borrowing Base then in effect, such Investment shall be permitted so long as the aggregate amount of all such Investments made pursuant to this sentence does not exceed $15,000,000. As used herein, “Specified Proceeds” means the sum of (i) the proceeds of any asset sale permitted by Section 9.11(d) or Section 9.11(h) (minus, in the case of asset sales permitted by Section 9.11(d), the amount of any reduction in the Borrowing Base as a result of such asset sale), so long as, in each case, such proceeds are received on or after August 1, 2013 plus (ii) the net cash proceeds from the offering of common or preferred equity securities by the Borrower on or after August 1, 2013, except to the extent such funds were previously utilized to make redemptions of Series C preferred stock pursuant to Section 9.04(e) and so long as the use of such proceeds takes place as soon as reasonably practicable upon receipt of such proceeds.

Section 9.06    Nature of Business; International Operations. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company with midstream, marketing and trading components, including gathering systems, processing plants, pipelines and related equipment and facilities, including the Eureka Hunter Pipeline. From and after the Effective Date, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries or territorial waters of the United States or Canada.

Section 9.07    Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 9.08    Proceeds of Notes/Loans. The Borrower will not permit the Loans or the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09    Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower any of its notes receivable or accounts receivable.

Section 9.10    Mergers, Etc. Neither the Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that (a) (i) any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any Restricted Subsidiary (provided that such Restricted Subsidiary shall be the continuing or surviving Person) and any Unrestricted Subsidiary may merge with another Unrestricted Subsidiary and (ii) in the case of an Unrestricted Subsidiary merging into Borrower, no Default or Event of Default shall result and (b) the Borrower and its Subsidiaries may consummate any Investment or disposition in compliance with Section 9.05 or Section 9.11, respectively.

Section 9.11    Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any asset, including, without limitation, Property containing proved reserves constituting a portion of the Borrowing Base except for:

(a)      the sale of Hydrocarbons in the ordinary course of business;

(b)      farmouts, sales or other dispositions of undeveloped acreage and assignments in connection with such transactions;

(c)      the sale or transfer of equipment in the ordinary course of business or that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use;

(d)      the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that

  (1)      100% of the consideration received in respect of such sale or other disposition shall be cash, except with respect to that certain sale by the Borrower of certain Oil and Gas Properties to Pathfinder Onshore Energy Pty Ltd., New Standard Energy Limited or an Affiliate thereof pursuant to which a portion of the consideration received in respect thereof may consist of the Investment described in Section 9.05(w);

  (2)      the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or the Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect),

  (3)      if such sale or other disposition of Oil and Gas Property or Restricted Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value in excess of 5% of the Borrowing Base then in effect, as determined by the Required Lenders, individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and

  (4)      if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary.

(e)      sales and other dispositions of Properties not regulated by the foregoing provisions of this Section 9.11 having a fair market value not to exceed $1,000,000 during any 6-month period, and the sale, trade or other disposition of seismic, geologic or other data, licenses and similar rights or assets; and

(f)      sales, transfers and dispositions to the Borrower or a Restricted Subsidiary;

(g)      the transfer by Triad Hunter, LLC of the Equity Interests in Eureka Hunter to an Unrestricted Subsidiary; and

(h)      the sale, transfer or disposition of the Investments described in subsections (s), (v) and (w) of Section 9.05.

Section 9.12    Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.13    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Loan Parties) other than (a) transactions otherwise permitted under this Agreement, (b) transactions upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate or (c) reasonable and customary director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements for the benefit of Borrower’s or any Subsidiary’s officers, directors and employees entered into in the ordinary course of business and in good faith or to the extent approved in good faith by the board of directors of the Borrower.

Section 9.14    Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives prior written notice to the Administrative Agent of such creation or acquisition. The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11. Neither the Borrower nor any Subsidiary shall acquire or form any Foreign Subsidiaries, except those certain Foreign Subsidiaries acquired or formed in connection with the NuLoch Acquisition or other Subsidiaries organized under Canadian law.

Section 9.15    Subsidiary Obligations and Preferred Stock. The Borrower will not and will not permit any of Subsidiary to issue preferred stock or create, incur or assume any Debt, except for preferred stock and Debt, in each case permitted under Section 9.02.

Section 9.16    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Loan Party from paying dividends or making distributions to any other Loan Party, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (c) any contract, agreement or understanding creating Liens on Capital Leases permitted by Section 9.03(c) (but only to the extent related to the Property on which such Liens were created), (d) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Property of such Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition, (e) the agreement described on Schedule 9.16, (f) customary provisions with respect to the distribution of Property in joint venture agreements, (g) the agreement creating the Lien described in Section 9.03(h) or (h) the documents evidencing the Senior Notes to the extent the restrictions and agreements contained in such documents are reasonably satisfactory to the Administrative Agent.

Section 9.17    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed 500 mmcf equivalent in the aggregate at all times except for such amounts that are covered by adequate reserves, which reserves (or the future cash flow therefrom) are excluded from the most recent Reserve Report.

Section 9.18    Swap Agreements.

(a)      The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than:

  (i)      Swap Agreements in respect of crude oil (including natural gas liquids) or natural gas, in each case, (A) with an Approved Counterparty and (B) the notional volumes for which (when aggregated with other commodity Swap Agreements in effect for the same periods as such Swap Agreement, other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, for crude oil (including natural gas liquids) or natural gas, respectively, (1) 80% of the reasonably anticipated production of its Total Proved Reserves with respect to such commodity for each month during the period in which such Swap Agreement is in effect, and (2) (x) 100% of the most recent production as provided in the report most recently delivered by the Borrower pursuant to Section 8.01(m) for any succeeding twenty-four month period; provided that, for any Swap Agreement executed during the last quarter of any calendar year, such period shall be extended to December 31st of the second calendar year following execution of such Swap Agreement and (y) 75% of the most recent production as provided in the report most recently delivered by the Borrower pursuant to Section 8.01(m) for any period beyond such twenty-four month period (or such extended period as provided in the foregoing proviso);

  (ii)      Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Borrower’s fixed rate Debt for borrowed money and (B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate;

  (iii)      Swap Agreements with respect to which Debt is allowed pursuant to Section 9.02; and

  (iv)      Swap Agreements to hedge foreign exchange rate risks to which the Borrower or any of its Subsidiaries has actual exposure.

In no event shall any Swap Agreement to which the Borrower or any Subsidiary is a party contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post cash or other collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

(b)      Notwithstanding the provisions of Section 2.07(e), the Borrower will not, and will not permit any Subsidiary to, terminate, cancel or otherwise cease to be a party to existing Swap Agreements to the extent the termination value, as determined by the Administrative Agent in its sole discretion, of any such terminated Swap Agreement, on a net basis considering all other Swap Agreements so terminated during the period between any two Scheduled Redetermination Dates (including any new Swap Agreements entered into hereafter), would exceed five percent (5%) of the then effective Borrowing Base.

(c)      For purposes of this Section 9.18, purchases of put options and purchasers of price floors shall not be considered Swap Agreements.

Section 9.19    Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

ARTICLE X

Events of Default; Remedies

Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)      the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)      the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)      any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made in any material respect.

(d)      the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(h), Section 8.01(l), Section 8.02, Section 8.03, Section 8.12, Section 8.15, Section 8.17 or in ARTICLE IX (other than Section 9.02, Section 9.03 and Section 9.18).

(e)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f)      the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity.

(g)      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof.

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)      the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)      the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

(k)      one or more judgments for the payment of money in an aggregate amount in excess of $3,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer has been notified, does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment.

(l)      the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or shall be repudiated, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(m)      an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(n)      a Change in Control shall occur.

Section 10.02    Remedies.

(a)      In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)      In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)      All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to principal outstanding on the Loans and Obligations referred to in clause (iii) of the definition of Obligations; fifth, to any other Obligations; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

The Administrative Agent

Section 11.01    Appointment; Powers.

Each of the Lenders and the Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

Section 11.03    Action by Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that it is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases it shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Arranger shall not have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.

Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06    Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with and upon the approval of the Borrower (so long as no Event of Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07    Administrative Agent as Lender. Each bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Andrews Kurth LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09    Authority to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.10    The Arranger, the Syndication Agent and the Co-Documentation Agents. None of the Arranger, the Syndication Agent or the Co-Documentation Agents shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than, in the case of any Persons that are also Lenders, their duties, responsibilities and liabilities in their capacities as Lenders hereunder.

Section 11.11    Filing of Proofs of Claim. In case of any Default or Event of Default under Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Administrative Agent (regardless of whether the principal of any Loan or LC Exposure shall then be due and payable and regardless of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)      to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that is owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent under Section 3.03 and Section 12.03) allowed in such judicial proceeding; and

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Administrative Agent; and (ii) if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.03 and Section 12.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Each Lender retains its right to file and prove a claim separately.

ARTICLE XII

Miscellaneous

Section 12.01    Notices.

(a)      Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

  (i)      if to the Borrower, to it at Magnum Hunter Resources Corporation, 777 Post Oak Blvd., Suite 650, Houston, Texas 77056, Attention Ronald D. Ormand (Telecopy No. 832-369-6992);

  (ii)      if to the Administrative Agent, to it at Bank of Montreal, 700 Louisiana Street, Suite 4400, Houston, Texas 77002, Attention Gumaro Tijerina (Telecopy No. 713-223-4007, with a copy to 600 Travis, Suite 4200, Houston, Texas 77002, Attention Tom Perich (Telecopy No. (713) 220-7175);

  (iii)      if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)      Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02    Waivers; Amendments.

(a)      No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)      Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 without the consent of each Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 8.14, without the written consent of each Lender, (vii) release any of the collateral (other than as provided in Section 11.09), or reduce the percentage set forth in Section 8.14 to less than 80%, without the written consent of each Lender, or (viii) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03    Expenses, Indemnity; Damage Waiver.

(a)      The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and their Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by the Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)      The Borrower shall indemnify the Arranger, the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or by any other Loan Document, (ii) the failure of the Borrower or any Subsidiary to comply with the terms of any Loan Document, including this Agreement, or with any Governmental Requirement, (iii) any inaccuracy of any representation or any breach of any warranty or covenant of the Borrower set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (iv) any loan or Letter of Credit or the use of the proceeds therefrom, including, without limitation, (A) any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit issued by the Issuing Bank if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (B) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the documents presented in connection therewith, (v) the operations of the business of the Borrower and its Subsidiaries by the Borrower and its Subsidiaries, (vi) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments, (vii) any Environmental Law applicable to the Borrower or any Subsidiary or any of their properties, including without limitation, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of oil, oil and gas wastes, solid wastes or hazardous substances on any of their properties, (viii) the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (ix) the past ownership by the Borrower or any Subsidiary of any of their properties or past activity on any of their properties which, though lawful and fully permissible at the time, could result in present liability, (x) the presence, use, release, storage, treatment, disposal, generation, threatened release, transport, arrangement for transport or arrangement for disposal of oil, oil and gas wastes, solid wastes or hazardous substances on or at any of the properties owned or operated by the Borrower or any Subsidiary or any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, (xi) any environmental liability related in any way to the Borrower or any of its Subsidiaries, (xii) any other environmental, health or safety condition in connection with the Loan Documents, or (xiii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any indemnitee is a party thereto, and such Indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (b) relate to agreements, or obligations to which Borrower and its Subsidiaries are not parties, (c) relate to claims between or among any of the Lenders, the Administrative Agent, the Arranger or any of their shareholders, partners or members, or (d) relate to laws, rules or regulations affecting the Lenders, the Administrative Agent or the Arranger and not the Borrower or its Subsidiaries, or (e) in respect of any property for any occurrence arising from the acts or omissions of the Administrative Agent or any Lender during the period after which such Person, its successors or assigns shall have obtained possession of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

(c)      To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)      To the extent permitted by applicable law, the Borrower and the Indemnified Parties shall not assert, and hereby waive, any claim against each other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)      All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04    Successors and Assigns.

(a)      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      (i)      Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender that is not a Defaulting Lender, an Affiliate of a Lender that is not a Defaulting Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and (2) the Administrative Agent, provided that no such consent shall be required for an assignment to an assignee that is a Lender that is not a Defaulting Lender immediately prior to giving effect to such assignment.

  (i)      Assignments shall be subject to the following additional conditions: (1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, and the Commitments of any assigning Lender remaining a party hereto after giving effect to the assignment shall be at least $10,000,000, unless, in each case, each of the Borrower, the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; (4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrower; and (5) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02 that affects such CLO.

  (ii)      Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

  (iii)      The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

  (iv)      Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)      (i)      Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

  (i)      A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)      Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05    Survival; Revival; Reinstatement.

(a)      All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)      To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent or the Lenders to effect such reinstatement.

Section 12.06    Counterparts; Integration; Effectiveness.

(a)      This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)      This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Arranger and the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c)      Except as provided in Section 6.01(a), this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, Swap Agreements with the Borrower or any Restricted Subsidiary) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)      This Agreement and the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice-of-law provisions that would require the application of the law of another jurisdiction; provided, to the extent any of the Security Instruments recite that they are governed by the law of another jurisdiction, or any action or event taken thereunder (such as foreclosure of the Mortgaged Property) requires application of or compliance with the law of another jurisdiction, such provisions and concepts shall apply.

(b)      Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and, by execution and delivery of this Agreement, each party hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude a party from obtaining jurisdiction over another party in any court otherwise having jurisdiction.

(c)      Each party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address specified in Section 12.01 or such other address as is specified pursuant to Section 12.01 (or its assignment and assumption), such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of a party or any holder of a note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against another party in any other jurisdiction.

(d)      Each party hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein; (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certifies that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledges that it has been induced to enter into this Agreement, the Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 12.09.

Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided Borrower has been given reasonable advance notice thereof, to the extent permitted by law, and been afforded an opportunity to limit or protest the disclosure, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary;. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party hereto (and each employee, representative or other agent of such party) may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to that party relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions, as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.12    Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms and conditions of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents; and has received the advice of its attorney in entering into this Agreement and the other Loan Documents; and that it recognizes that certain of the terms of this Agreement and the other Loan Documents may result, subject to the terms hereof and thereof and applicable law, in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the other loan documents on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

Section 12.13    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialmen) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.14    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Swap Agreement with the Borrower or any of its Restricted Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Restricted Subsidiaries which arise under any such Swap Agreement so long as such Person or its Affiliate was a Lender under the Prior Agreement or this Agreement at the time of entering into such Swap Agreement. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.16    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or reimbursement obligation, together with all fees, charges and other amounts that are treated as interest on such Loan or reimbursement obligation under applicable law (collectively the “Charges”), shall exceed the Highest Lawful Rate that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or reimbursement obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or reimbursement obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Highest Lawful Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or reimbursement obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans, reimbursement obligations or periods shall be increased (but not above the Highest Lawful Rate therefor) until such cumulated amount shall have been received by such Lender and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans include amounts which by applicable law are deemed interest which would exceed the Highest Lawful Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Loans (or if such Loans shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Obligations (or, if the applicable Loans shall have been paid in full, refunded to the Borrower of such interest). The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 12.17    Amendment and Restatement.

(a)      On the Effective Date, the Prior Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (i) this Agreement, any promissory notes delivered pursuant to Section 6.01(f) and the other Loan Documents executed and delivered in connection herewith do not constitute a novation or termination of the “Obligations” (as defined in the Prior Agreement) under the Prior Agreement as in effect prior to the Effective Date and (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

(b)      Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Prior Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created in favor of the Administrative Agent, any Issuing Bank or any Lender, in each case, party to or its successors arising out of the representations and warranties of the Borrower contained in or delivered in connection with the Prior Agreement shall survive the execution, delivery and effectiveness of this Agreement to the extent provided in the Prior Agreement prior to the termination thereof.

(c)      All indemnification obligations of the Borrower arising under the Prior Agreement (including any arising from a breach of the representations thereunder) shall survive to the extent provided in the Prior Agreement prior to the termination thereof.

Section 12.18    Exiting Lender. UBS Loan Finance LLC, as a “Lender” under the Prior Agreement (the “Exiting Lender”), hereby sells, assigns, transfers and conveys to UBS AG, Stamford Branch (the “New Lender”), and the New Lender hereby purchases and accepts, all of the commitments and loans of the Exiting Lender under the Prior Agreement such that, after giving effect to this Agreement, (a) the Exiting Lender shall (i) be paid in full for all amounts owing to the Exiting Lender under the Prior Agreement, (ii) cease to be a “Lender” under the Prior Agreement and the “Loan Documents” as defined therein and (iii) relinquish its rights (provided that it shall still be entitled to any rights of indemnification in respect of any circumstance, event or condition arising prior to the Effective Date) and be released from its obligations under the Prior Agreement and the “Loan Documents” as defined therein and (b) the Maximum Credit Amount of the New Lender shall be as set forth on Annex I hereto. The foregoing assignment, transfer and conveyance are without recourse to the Exiting Lender and without any warranties whatsoever by the Administrative Agent, the Issuing Bank or the Exiting Lender as to title, enforceability, collectability, documentation or freedom from liens or encumbrances, in whole or in part, other than the warranty of the Exiting Lender that it has not previously sold, transferred, conveyed or encumbered such interests. The New Lender and the Administrative Agent shall make all appropriate adjustments in payments under the Prior Agreement for periods prior to the adjustment date among themselves. The Exiting Lender is executing this Agreement for the sole purpose of evidencing its agreement to this Section 12.18 only and for no other purpose.

[Signatures Begin Next Page]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

MAGNUM HUNTER RESOURCES CORPORATION,
a Delaware corporation

By:	/s/ Joseph C. Daches
Joseph C. Daches
Chief Financial Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:

BANK OF MONTREAL

By:	/s/ Gumaro Tijerina
Gumaro Tijerina
Director

Signature Page to Credit Agreement

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Kristin N. Oswald
Name:	Kristin N. Oswald
Title:	Vice President

Signature Page to Credit Agreement

LENDER:

CITIBANK, N.A.

By:	/s/ Eamon Baqui
Name:	Eamon Baqui
Title:	Vice President

Signature Page to Credit Agreement

LENDER:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Michael Getz
Name:	Michael Getz
Title:	Vice President

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

LENDER:

ROYAL BANK OF CANADA

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

Signature Page to Credit Agreement

LENDER:

UBS AG, STAMFORD BRANCH

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

Signature Page to Credit Agreement

LENDER:

ABN AMRO CAPITAL USA LLC

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Casey Lowary
Name:	Casey Lowary
Title:	Executive Director

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Director

Signature Page to Credit Agreement

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Sherrie I. Manson
Name:	Sherrie I. Manson
Title:	Senior Vice President

Signature Page to Credit Agreement

LENDER:

SUNTRUST BANK

By:	/s/ Shannon Juban
Name:	Shannon Juban
Title:	Vice President

Signature Page to Credit Agreement

LENDER:

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Mark A. Serice
Name:	Mark A. Serice
Title:	Senior Vice President

Signature Page to Credit Agreement

LENDER:

CREDIT SUISSE AG, Cayman Islands Branch

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Jean-Marc Vauclair
Name:	Jean-Marc Vauclair
Title:	Authorized Signatory

Signature Page to Credit Agreement

LENDER:

GOLDMAN SACHS BANK USA

By:	/s/ Ashwin Ramakrishna
Name:	Ashwin Ramakrishna
Title:	Authorized Signatory

Signature Page to Credit Agreement

EXITING LENDER:

UBS LOAN FINANCE LLC

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

Signature Page to Credit Agreement

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount

Bank of Montreal	11.500%	$86,250,000

Capital One, N.A.	10.000%	$75,000,000

Citibank, N.A.	8.250%	$61,875,000

Deutsche Bank Trust Company Americas	8.250%	$61,875,000

Goldman Sachs Bank USA	8.250%	$61,875,000

Royal Bank of Canada	8.250%	$61,875,000

UBS AG, Stamford Branch	8.250%	$61,875,000

ABN AMRO Capital USA LLC	7.250%	$54,375,000

Bank of America, N.A.	7.250%	$54,375,000

KeyBank National Association	7.250%	$54,375,000

SunTrust Bank	7.250%	$54,375,000

Credit Suisse AG	5.500%	$41,250,000

Amegy Bank National Association	2.750%	$20,625,000

TOTAL	100.000000000%	$750,000,000.00

Annex 1-1

EXHIBIT A

FORM OF NOTE

AMENDED AND RESTATED NOTE

$[_________]	_____________, 201_

FOR VALUE RECEIVED, MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay [_________________] (the “Lender”), the lesser of (i) [_______________] DOLLARS ($[____________]) and (ii) the aggregate unpaid Loans made by the Lender pursuant to the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement referred to below, on the dates and in the amounts set forth in the Credit Agreement. All capitalized terms used herein and not otherwise defined that are defined in the Credit Agreement have the meanings as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof until such principal amount is paid in full, at the place and at such interest rates as are specified in the Credit Agreement.

This Note is one of the Notes referred to in, and the Note and all provisions herein are entitled to the benefits and are subject to the terms of, the Third Amended and Restated Credit Agreement, dated as of December 13, 2013, among the Borrower, Bank of Montreal, as Administrative Agent, and the lenders signatory thereto (including the Lender) (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). This Note amends and restates in their entirety those certain promissory notes executed in connection with the Prior Agreement and payable to the Lender.

The obligations of the Borrower hereunder are secured by the Security Instruments (subject to the limitations contained in the Security Instruments and the Credit Agreement). The Credit Agreement, among other things, (a) provides for the making of advances by the Lender and other Lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate.

The Borrower waives grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate or acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto.

Exhibit A-1

 This Note shall be governed by and construed under the laws of the State of New York and the applicable laws of the United States of America.

MAGNUM HUNTER RESOURCES
CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit A-2

 EXHIBIT B

FORM OF BORROWING REQUEST

[______________], 201[_]

Magnum Hunter Resources Corporation, a Delaware corporation (the “Borrower”), pursuant to Section 2.03 of the Third Amended and Restated Credit Agreement dated as of December 13, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Bank of Montreal, as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)	Aggregate amount of the requested Borrowing is $[____________];

(ii)	Date of such Borrowing is [____________], 201[_];

(iii)	Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)	In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [____________];

(v)	Amount of Borrowing Base in effect on the date hereof is $[____________];

(vi)	Total Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[____________];

(viii)	Pro forma total Credit Exposures (giving effect to the requested Borrowing) is $[____________]; and

(viii)	Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[_________________]

[_________________]

Exhibit B-1

The undersigned certifies that he/she is the [____________] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

MAGNUM HUNTER RESOURCES
CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[____________], 201[_]

Magnum Hunter Resources Corporation, a Delaware corporation (the “Borrower”), pursuant to Section 2.04 of the Third Amended and Restated Credit Agreement dated as of December 13, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Bank of Montreal, as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)        The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [____________];

(ii)        The effective date of the election made pursuant to this Interest Election Request is [____________], 201[_];[and]

(iii)        The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv)        [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [____________]].

The undersigned certifies that he/she is the [____________] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

MAGNUM HUNTER RESOURCES
CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit C-1

 EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [____________] of Magnum Hunter Resources Corporation, a Delaware corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Third Amended and Restated Credit Agreement dated as of December 13, 2013 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”), among the Borrower, Bank of Montreal, as Administrative Agent and the lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified), to my knowledge after reasonable investigation:

(a)	The representations and warranties of the Borrower contained in ARTICLE VII of the Agreement and in the Loan Documents are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b)	There exists no Default or Event of Default [or specify Default and describe].

(c)	Attached hereto as Exhibit A are reasonably detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [____________].

(d)	No change in GAAP or the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 of the Agreement [or specify change].

EXECUTED AND DELIVERED this [______] day of [____________], 201[_].

MAGNUM HUNTER RESOURCES
CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit D-1

FINANCIAL COVENANT CALCULATION WORKSHEET

($ in 000’s)

	Pro Forma Calculation	Covenant Requirement
Current Ratio	x	> 1.0 to 1.0
Interest Coverage Ratio	x	See Note 1
Total Debt to EBITDAX Ratio [to be included for the fiscal quarter ending June 30, 2014 and for each fiscal quarter ending thereafter]	x	See Note 2
Senior Debt to EBITDAX Ratio [to be included for the fiscal quarter ending June 30, 2013 through and including the fiscal quarter ending March 31, 2014]	x	< 2.0 to 1.0

Current Ratio: calculated as of the fiscal quarter ended ______________, 201_
(i) consolidated current assets of the Borrower and the Restricted Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133)
to
(ii) consolidated current liabilities of the Borrower and the Restricted Subsidiaries (excluding non-cash obligations under FAS 133).

Interest Coverage Ratio: calculated as of the fiscal quarter ended ______________, 201_
(i) EBITDAX of the Borrower and the Restricted Subsidiaries for the four quarter period then ended to
(ii) actual cash interest paid by the Borrower and the Restricted Subsidiaries during such period.

Exhibit D-2

Total Debt to EBITDAX Ratio:
(i) total Debt of the Borrower and the Restricted Subsidiaries as of such date to
(ii) EBITDAX of the Borrower and the Restricted Subsidiaries for the four quarter period then ended.

Senior Debt to EBITDAX Ratio:
(i) (x) total Debt of the Borrower and the Restricted Subsidiaries as of such date minus
(y) the then outstanding principal amount of the Senior Notes to
(ii) EBITDAX of the Borrower and the Restricted Subsidiaries for the four quarter period then ended.

Notes:

1.        Covenant requirement is (a) 2.00 to 1.0 for the fiscal quarter ending December 31, 2013, (b) 2.25 to 1.0 for the fiscal quarter ending March 31, 2014 and (c) 2.50 to 1.0 for the fiscal quarter ending June 30, 2014 and for each fiscal quarter thereafter. Solely for the purposes of calculating the Interest Coverage Ratio for the fiscal quarter ending December 31, 2013, EBITDAX and Interest Expense shall be calculated for the fiscal quarter ending December 31, 2013 only, rather than the trailing four quarter period then ended, and on an actual basis without giving effect to any pro forma adjustments, including, without limitation, any such adjustments provided for in the definitions of “Consolidated Net Income”, “EBITDAX” or “Interest Expense” or otherwise in the Credit Agreement.

2.        Covenant requirement is (a) 4.50 to 1.0 for the fiscal quarter ending June 30, 2014 and for the fiscal quarter ending September 30, 2014 and (b) 4.25 to 1.0 for the fiscal quarter ending December 31, 2014 and for each fiscal quarter ending thereafter.

Exhibit D-3

EXHIBIT F-1

FORM OF SECURITY AGREEMENT

(See attached)

Exhibit F-1-1

EXHIBIT F-1

FORM OF SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AND PLEDGE AGREEMENT

dated as of

December 13, 2013

among

MAGNUM HUNTER RESOURCES CORPORATION,

THE GUARANTORS PARTY HERETO

and

BANK OF MONTREAL

not in its individual capacity, but solely as Administrative Agent

Exhibit F-1-1

Exhibit F-1-2

5.02	Other Financing Statements and Liens	15
5.03	Reports	16
5.04	Adverse Claims	16
5.05	Prohibition of Certain Changes	16
5.06	Reserved	16
5.07	Collateral Held by Others	16
5.08	Records	16
5.09	Collection of Accounts	17
5.10	Disposition of Collateral	17
5.11	Protection of Intellectual Property	17
5.12	Special Provisions Relating to Certain Collateral	17

ARTICLE VI REMEDIES		20

6.01	Events of Default; Remedies	20
6.02	Deficiency	23
6.03	Private Sale	23
6.04	Application of Proceeds	23
6.05	Attorney-in-Fact	23
6.06	Expenses	24
6.07	Administrative Agent’s Right to Perform on Debtor’s Behalf	24
6.08	Custody and Preservation	24
6.09	Preservation of Rights	25
6.10	Rights of Secured Parties	25
6.11	No Marshalling	25
6.12	Remedies Cumulative	25

ARTICLE VII MISCELLANEOUS		25

7.01	Waivers of Rights Inhibiting Enforcement	25
7.02	Notices 26	26
7.03	Assignment	26
7.04	Successors and Assigns	26
7.05	Amendment and Waiver	26
7.06	No Implied Waiver	27
7.07	Severability	27
7.08	Entire Agreement	27
7.09	Execution in Counterparts	27
7.10	Governing Law	27
7.11	Headings	27
7.12	Interpretation	27
7.13	Waiver of Jury Trial	28
7.14	Survival, Etc.	28
7.15	Agents, Etc.	28
7.16	Limitation of Liability	28
7.17	Subrogation	28
7.18	Authority of the Administrative Agent	29
7.19	Inconsistencies with Credit Agreement	29
7.20	Amendment and Restatement	29

Exhibit F-1-3

Annex 1           Intellectual Property Licenses

Annex 2           Patent Collateral

Annex 3           Securities Collateral

Annex 4           Trademark Collateral

Annex 5           Filing Offices

Annex 6           Debtor Information

Annex 7           Previous Names and Transactions

Annex 8           Offices and Locations of Records

Annex 9           Locations of Inventory and Equipment

Annex 10         Deposit Accounts

Annex 11         Securities Accounts and Commodity Accounts

Annex 12         Instruments and Tangible Chattel Paper

Annex 13         Electronic Chattel Paper

Annex 14         Letters of Credit

Annex 15         Commercial Tort Claims

Annex 16         Third Party Locations

Exhibit A         Patent Security Agreement

Exhibit B         Trademark Security Agreement

Exhibit F-1-4

AMENDED AND RESTATED SECURITY AND PLEDGE AGREEMENT

THIS AMENDED AND RESTATED SECURITY AND PLEDGE AGREEMENT (this “Agreement”) dated as of December 13, 2013, is among Magnum Hunter Resources Corporation, a Delaware corporation (“Borrower”), the Guarantors party hereto (together with the Borrower, the “Debtors”), and Bank of Montreal, as Administrative Agent under the Credit Agreement (as herein defined), not in its individual capacity, but solely as collateral agent for the Lenders and other Secured Parties (as such terms are defined herein) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

A.       Pursuant to the Second Amended and Restated Credit Agreement, dated as of the date hereof (as amended, supplemented, and otherwise modified, the “Prior Credit Agreement”), among the Borrower, the lenders party thereto and the Administrative Agent, said lenders agreed to make loans to and other extensions of credit on behalf of the Borrower.

B.       In connection with the Prior Credit Agreement, the Borrower and certain of the Guarantors each executed an Amended and Restated Security and Pledge Agreement (as amended, supplemented, and otherwise modified, collectively, the “Prior Security Agreement”), pursuant to which the Borrower and such Guarantors granted to the Administrative Agent, for the benefit of the Secured Parties (as defined in the Prior Security Agreement), as security for the obligations under the Prior Credit Agreement, a security interest in and lien on certain personal property assets, all as more fully described therein.

C.       The Borrower has requested certain amendments to the terms of the Prior Credit Agreement and is entering into that certain Third Amended and Restated Credit Agreement dated as of even date herewith (as amended, supplemented, and otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”) and the Administrative Agent.

D.       It is a condition to the obligations of the Lenders and the Administrative Agent under the Credit Agreement that the Debtors shall have entered into this Agreement which amends and restates the Prior Security Agreement in its entirety.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01       Definitions. Capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement. All terms used herein that are not defined herein or in the Credit Agreement and are defined in the UCC have the meanings therein stated. In addition, the following terms have the following meanings under this Agreement:

Exhibit F-1-1

“Accounts” means all accounts (as defined in the UCC) and all general intangibles (including payment intangibles and software) (as defined in the UCC) of any Debtor constituting any right to the payment of money, whether or not earned by performance, including all moneys due and to become due to any Debtor in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, tax refunds, insurance refund claims and other insurance claims and proceeds, tort claims, securities and other investment property, rights to proceeds of letters of credit, letter-of-credit rights, supporting obligations of every nature and any guarantee of any of the foregoing.

“Administrative Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Collateral” has the meaning assigned to such term in Section 2.01.

“Contracts” means, collectively, with respect to each Debtor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Debtor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” means (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9.104 of the UCC, (ii) in the case of any certificated security, uncertificated security or security entitlement, “control,” as such term is defined in Section 8.106 of the UCC and (iii) in the case of any commodity contract, “control,” as such term is defined in Section 9.106 of the UCC.

“Credit Agreement” has the meaning set forth in Recital C.

“Deposit Account Control Agreement” means an agreement in a form reasonably satisfactory to the Administrative Agent.

“Deposit Accounts” means, collectively, with respect to each Debtor, (i) all “deposit accounts” as such term is defined in the UCC and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts described in clause (i) of this definition.

“Documents” means all “documents” (as defined in the UCC) or other receipts covering, evidencing or representing Inventory or Equipment.

“Equipment” means, with respect to each Debtor, all “equipment” (as defined in the UCC) and all other goods of such Debtor that are used or acquired for use in its business, including all spare parts and related supplies, all goods obtained by such Debtor in exchange for any such goods, all substances, if any, commingled with or added to those goods and all upgrades and other improvements to those goods, in each case to the extent not constituting Inventory.

Exhibit F-1-2

“Excluded Accounts” means any Deposit Account containing payroll, employee benefits, tax or trust funds.

“General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by any Debtor, including (i) all obligations or indebtedness owing to any Debtor (other than Accounts) from whatever source arising, (ii) all Intellectual Property and goodwill, (iii) all Governmental Approvals, (iv) all rights or claims in respect of refunds for taxes paid, (v) all Contracts and (vi) to the extent permitted by applicable law, all rights in respect of any pension plan or similar arrangement maintained for employees of any Debtor.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver or exemption, by or with; (ii) any required notice to; (iii) any declaration of or with; or (iv) any required registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Instruments” means all “instruments”, “chattel paper” (whether tangible or electronic) or “letters of credit” (each as defined in the UCC) of any Debtor evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any Account, including promissory notes, drafts, bills of exchange and trade acceptances now owned or hereafter acquired and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Instruments.

“Intellectual Property” means all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Debtor with respect to any of the foregoing, in each case whether now or hereafter owned or used, including the contracts, licenses, or other agreements with respect to the Patent Collateral or the Trademark Collateral listed in Annex 2; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; and (f) all causes of action, claims and warranties now or hereafter owned or acquired by any Debtor in respect of any of the items listed above.

“Intellectual Property Security Agreements” means the Patent Security Agreement and the Trademark Security Agreement.

“Inventory” means all inventory (as defined in the UCC) and all other goods of any Debtor held for sale, lease or furnishing under a contract of service (including to its Subsidiaries or Affiliates) or that constitute raw materials, work in process or material used or consumed in its business, including all spare parts and related supplies, all goods obtained by any Debtor in exchange for such goods, all products made or processed from such goods and all substances, if any, commingled therewith or added to such goods.

Exhibit F-1-3

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account (in each case, as defined in the UCC), excluding, however, the Securities Collateral.

“Patent Collateral” means all Patents now owned or hereafter acquired by any Debtor, including each Patent Collateral identified in Annex 2.

“Patents” means, collectively, (i) all patents and patent applications, including the inventions and improvements described and claimed therein, and all patentable inventions, (ii) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and (iii) all rights, licenses and goodwill, now existing or hereafter coming into existence, (A) to all income, profits, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (B) to sue for past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing throughout the world.

“Patent Security Agreement” means an agreement substantially in the form annexed hereto as Exhibit A.

“Permitted Liens” means Liens permitted by the Credit Agreement.

“Permitted Swap Agreement” means a Swap Agreement to which any Debtor is a party that is permitted pursuant to Section 9.18 of the Credit Agreement.

“Proceeds” has the meaning assigned to such term in the UCC, including all proceeds of insurance and all condemnation awards and all other compensation for any casualty event with respect to all or any part of the Collateral (together with all rights to recover and proceed with respect to the same), and all accessions to, substitutions for and replacements of all or any part of the other Collateral.

“Records” has the meaning assigned to such term in Section 4.05.

“Secured Obligations” means all Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise, including all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Secured Party in connection with any suit or proceeding in connection with the performance by such Secured Party of any of the agreements contained in any of the Contracts, or in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Agreement.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Lenders, (c) each party to a Permitted Swap Agreement if as of the time of entering into such Permitted Swap Agreement such Person was a Lender under the Prior Credit Agreement or the Credit Agreement or an Affiliate of a Lender under the Prior Credit Agreement or the Credit Agreement and (d) each party to a Cash Management Agreement if such Person is a Lender under the Credit Agreement or an Affiliate of a Lender under the Credit Agreement.

Exhibit F-1-4

“Securities Collateral” means each of the Equity Interests (whether such Equity Interests are securities or general intangibles under the UCC) identified on Annex 3 hereto and the certificates or other instruments representing any of the foregoing and any interest of a Debtor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Shares”), and all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares.

“Security Interest” means the security interest in the Collateral granted by Debtors under this Agreement.

“Trademark Collateral” means all Trademarks now owned or hereafter acquired by any Debtor including each Trademark Collateral identified in Annex 4. Notwithstanding the foregoing, Trademark Collateral shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means, collectively, (i) all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, (ii) all renewals of trademark and service mark registrations, and (iii) all rights (A) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) with respect to any of the foregoing, (B) to sue for all past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

“Trademark Security Agreement” means an agreement substantially in the form annexed hereto as Exhibit B.

“UCC” means the Uniform Commercial Code as now or hereafter adopted and in effect in the State of New York; provided that if, by reason of mandatory provisions of Law, the perfection or the effect of perfection or non-perfection of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

1.02       Interpretation. The principles of interpretation set out in Section 1.04 of the Credit Agreement shall apply equally to this Agreement mutatis mutandis.

Exhibit F-1-5

ARTICLE II

COLLATERAL

2.01       Grant of Security Interest. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, each Debtor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of such Debtor’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by such Debtor and whether now existing or hereafter coming into existence and wherever located (collectively, the “Collateral”):

(a)       all Accounts;

(b)       all Deposit Accounts;

(c)       all Documents;

(d)       all Equipment;

(e)       all General Intangibles;

(f)       all Governmental Approvals;

(g)       all Instruments;

(h)       all Inventory;

(i)       all Investment Property;

(j)       all Securities Collateral;

(k)       all rights, claims and benefits of such Debtor against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by such Debtor, including any such rights, claims or benefits against any Person storing or transporting such Inventory or Equipment;

(l)       all other tangible and intangible personal property and fixtures of such Debtor, including all cash, products, rents, revenues, issues, profits, royalties, income, benefits, commercial tort claims, letter-of-credit rights, supporting obligations, accessions to, substitutions and replacements for any and all of the foregoing, any indemnity, warranty or guarantee payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, claims and warranties now or hereafter held by such Debtor in respect of any of the items listed above;

(m)       all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Debtor or any computer bureau or service company from time to time acting for such Debtor; and

Exhibit F-1-6

(n)       all Proceeds of the collateral described in the foregoing clauses (a) through (m).

Notwithstanding anything herein to the contrary, Debtors do not grant a security interest in, and the Collateral shall not include the rights or interests of any Debtor in (x) any Collateral including, without limitation, any Governmental Approval or Contract to which such Debtor is a party or any of its rights or interests thereunder, or any Equipment or Intellectual Property, to the extent, but only to the extent, that such a grant is prohibited by reason of (A) an applicable law or regulation to which such Debtor is subject or (B) an existing and enforceable negative pledge or anti-assignment provision (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity), provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Debtor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (y) any Excluded Account; or (z) Equity Interests of Eureka Hunter or any Unrestricted Subsidiary that owns such Equity Interests.

2.02       Termination of Security Interests. This Agreement and the Security Interests shall terminate and all rights to the Collateral shall revert to the Debtors when (i) all outstanding Secured Obligations shall have been paid in full, (ii) all Commitments under the Credit Agreement shall have expired or been terminated and (iii) the LC Exposure has been reduced to zero or fully cash collateralized as provided in the Credit Agreement. Upon such termination, the Administrative Agent shall (at the written request and expense of the Borrower) promptly cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the applicable Debtor and to be released and cancelled all licenses and rights referred to in Section 5.12(b)(i). The Administrative Agent shall also (at the written request and expense of the Borrower) promptly execute and deliver to the Borrower upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Security Interests on the Collateral.

2.03       Partial Release of Collateral. Upon the disposition of any Collateral in accordance with the Credit Agreement, the Administrative Agent shall, upon the written request of (and at the sole cost and expense of) the Borrower, promptly execute and deliver to the Borrower such UCC termination statements and such other documentation as the Borrower may reasonably request to effect the termination and release of the Liens on such Collateral.

2.04       Security Interest Absolute. To the maximum extent permitted by applicable law, the rights and remedies of the Administrative Agent hereunder, the Liens created hereby, and the obligations of the Debtors under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 2.02 or partial release pursuant to Section 2.03), including:

Exhibit F-1-7

(a)       any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, any of the Loan Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b)       any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto;

(c)       any furnishing of any additional security for the Secured Obligations or any part thereof to the Administrative Agent or any other Person or any acceptance thereof by the Administrative Agent or any other Person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Administrative Agent or any other Person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Administrative Agent or any other Secured Party;

(d)       any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any Loan Document or any other agreement or instrument relating thereto or any security therefor;

(e)       the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof; or

(f)       any other event or circumstance whatsoever that might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 2.04 that the obligations of the Debtors hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

2.05       Joinder of Additional Guarantors. Upon the execution and delivery of a Joinder Agreement by any Subsidiary that is required to be a Guarantor pursuant to Section 8.16 of the Credit Agreement, such Subsidiary shall constitute a “Debtor” for all purposes hereunder with the same force and effect as if originally named as a Debtor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Debtor hereunder. The rights and obligations of each Debtor shall remain in full force and effect notwithstanding the addition of any new Debtor as a party to this Agreement.

2.06       Limit of Liability. Notwithstanding the foregoing, the security interest granted by each Debtor hereunder shall be limited to the extent necessary so that its obligations hereunder would not be subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Exhibit F-1-8

2.07       Reinstatement. This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of any Debtor in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any fraudulent conveyance, proceedings in bankruptcy or reorganization or otherwise. EACH DEBTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY claim, damage, loss, liability, cost, or expense UNDER THIS SECTION 2.07 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING such claim, damage, loss, liability, cost, or expense arising as a result of the INDEMNIFIED SECURED PARTY’s OWN NEGLIGENCE OR STRICT LIABILITY but excluding such claim, damage, loss, liability, cost, or expense that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified SECURED PARTY’s gross negligence, willful misconduct, or bad faith.

ARTICLE III

PERFECTION OF SECURITY INTEREST

3.01     Perfection. Prior to or concurrently with the execution and delivery of this Agreement, Debtors shall:

(a)       file or cause to be filed such financing statements and other documents in such offices as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest;

(b)       subject to Section 3.04, deliver to the Administrative Agent any and all Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

(c)       deliver to the Administrative Agent any and all certificates in any Debtor’s physical possession evidencing Investment Property included in the Collateral or any Securities Collateral, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

(d)       cause the Administrative Agent to be listed as the lienholder on all certificates of title or ownership relating to Equipment owned by Debtors and deliver to the Administrative Agent originals of all such certificates of title or ownership for the Equipment;

(e)       deliver to the Administrative Agent a Deposit Account Control Agreement, executed by the applicable Debtor and the financial institution maintaining such Deposit Account, with respect to each Deposit Account included in the Collateral other than (i) any Deposit Account maintained by the Administrative Agent, (ii) Deposit Accounts with amounts not in excess of $250,000 in the aggregate, when combined with amounts in all Deposit Accounts included in the Collateral and owned by the Debtors over which the Administrative Agent does not have Control or (iii) any Excluded Account;;

Exhibit F-1-9

(f)       with respect to any uncertificated security included in the Collateral, cause the Security Interest to be recorded on the equityholder register or on the books of the issuer of such uncertificated security and cause such issuer to execute and deliver to the Administrative Agent an acknowledgement of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor; and

(g)       take all such other actions as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest.

Additionally, each Debtor hereby authorizes the Administrative Agent to prepare, execute, deliver, file and/or record any financing statement (including any fixture filing), continuation statement, amendment or other document that may be necessary or desirable (in the reasonable judgment of the Administrative Agent): (i) to create, preserve, perfect or validate the Security Interest; or (ii) to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such Security Interest. Each Debtor hereby authorizes the Administrative Agent to file any financing statement describing the Collateral as “all assets” or “all of the Debtor’s personal property”, notwithstanding that such wording may be broader in scope than the Collateral described in this Agreement. The Debtors shall pay the costs of, or incidental to, any recording or filing of any such financing or continuation statement, amendment or other document or otherwise arising out of or in connection with the execution and delivery of this Agreement.

3.02     Perfection of Additional Collateral. Each Debtor shall:

(a)       subject to Section 3.04, upon the acquisition after the date hereof by such Debtor of any Instrument in an aggregate principal amount in excess of $100,000, promptly deliver to the Administrative Agent all such Instruments, endorsed and/or accompanied by instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

(b)       upon the acquisition of any certificated securities representing Investment Property or Securities Collateral which are to be physically possessed by a Debtor, promptly deliver to the Administrative Agent all such certificated securities, endorsed or accompanied by instruments of transfer or assignment in such form and substance as the Administrative Agent may reasonably request;

(c)       upon the acquisition of any uncertificated securities included in the Collateral, use commercially reasonable efforts to cause the Security Interest to be recorded on the equityholder register or the books of the issuer of such uncertificated securities and use commercially reasonable efforts to cause such issuer to execute and deliver to the Administrative Agent an acknowledgement of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor;

Exhibit F-1-10

(d)       reserved;

(e)       deliver to the Administrative Agent a Deposit Account Control Agreement, executed by the Debtor and the financial institution maintaining such Deposit Account, with respect to any Deposit Account of the Debtor opened after the date hereof, other than (i) any Deposit Account maintained by the Administrative Agent, (ii) Deposit Accounts with amounts not in excess of $250,000 in the aggregate, when combined with amounts in all Deposit Accounts included in the Collateral and owned by the Debtors over which the Administrative Agent does not have Control or (iii) any Excluded Account;

(f)       deliver to the Administrative Agent a securities account control agreement in form and substance reasonably satisfactory to Administrative Agent with respect to any securities account or securities entitlement opened after the date hereof, executed by such Debtor and the securities intermediary maintaining such securities account; and

(g)       furnish to the Administrative Agent from time to time (but, unless an Event of Default shall have occurred and be continuing, within 45 days after the end of each calendar quarter) statements and schedules further identifying and describing the Patent Collateral and the Trademark Collateral, respectively, and such other reports in connection with the Patent Collateral and the Trademark Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

3.03       Intellectual Property Filings. Upon the request of the Administrative Agent, each Debtor will sign and deliver to the Administrative Agent any Intellectual Property Security Agreement necessary to grant Security Interests in any Intellectual Property owned by it at such time that is registered or for which an application for registration is pending in the United States Patent and Trademark Office. Each Debtor shall promptly make all Intellectual Property filings necessary to perfect the Security Interests in such Intellectual Property. Each Debtor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file all Intellectual Property filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until the Collateral is released pursuant to Section 2.02 or Section 2.03.

3.04       Instruments. So long as no Event of Default shall have occurred and be continuing, each Debtor may retain for collection in the ordinary course any Instruments received by it in the ordinary course of business, and the Administrative Agent shall, promptly upon request and at the expense of any Debtor, make appropriate arrangements for making any Instrument pledged by such Debtor and held by the Administrative Agent available to such Debtor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document).

Exhibit F-1-11

3.05       Further Assurances. Each Debtor shall, from time to time, at its sole expense, promptly execute, deliver, file and record all further agreements, assignments, instruments, documents and certificates and take all further action that may be necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interest in the Collateral or to enable the Administrative Agent to obtain the full benefits of the Security Instruments (including the delivery of possession of any Collateral that hereafter comes into existence or is acquired in the future by the Administrative Agent as pledgee for the benefit of the Secured Parties), or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies thereunder with respect to any of such Collateral.

3.06       Use of Collateral. So long as no Event of Default shall have occurred and be continuing, except as otherwise provided herein or in the Credit Agreement, each Debtor shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all Contracts and Governmental Approvals subject to the rights, remedies, powers and privileges of the Administrative Agent under Article VI and to such use, possession or exercise not otherwise constituting an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Debtor represents and warrants to the Secured Parties as follows:

4.01     Security Instruments.

(a)       This Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Collateral and, (i) when UCC financing statements in appropriate form are filed in the offices specified on Annex 5 and (ii) upon the taking of possession or Control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or Control (which possession or Control shall be given to the Administrative Agent to the extent possession or Control by the Administrative Agent is required by this Agreement), the Lien created by this Agreement shall constitute a fully perfected Lien on all right, title and interest of the Debtors in the Collateral, to the extent such Lien can be created and perfected under the UCC, in each case subject to no Liens other than Permitted Liens.

(b)       When an Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office, the Lien created by this Agreement shall constitute a perfected Lien on all right, title and interest of the applicable Debtor thereunder in the Intellectual Property owned by it at such time which is registered with the United States Patent and Trademark Office, subject to no Liens other than Permitted Liens.

(c)       Each Security Document delivered pursuant to Section 6.01 or 6.02, as applicable, of the Credit Agreement will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Debtors’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, or upon the taking of possession or Control by the Administrative Agent of Collateral with respect to which a security interest may be perfected only by possession or Control, the Lien created by such Security Document will constitute a fully perfected Lien on all right, title and interest of the Debtors in such Collateral, in each case subject to no Liens other than Permitted Liens.

Exhibit F-1-12

4.02       Title. Each Debtor is the sole legal and beneficial owner of all Collateral in which it purports to grant a Lien pursuant to this Agreement, and such Collateral is free and clear of all Liens other than Permitted Liens. To the extent the Security Interest can be created and perfected under the UCC, the Security Interests have attached and upon the filing of the financing statements and delivery of Collateral which may be perfected only by possession or Control, will constitute, under the UCC, perfected security interests in all such Collateral prior to all other Liens (other than Permitted Liens). No currently effective financing statement or other instrument similar in effect is on file in any recording office covering all or any part of the Collateral, except such as may have been filed evidencing Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement. No Person other than the Administrative Agent has Control or possession of all or any part of the Collateral except as permitted by the Credit Agreement or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.

4.03       Chief Executive Office; Change of Name; Jurisdiction of Organization. As of the date hereof, the exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive office of each Debtor is indicated next to its name in Annex 6.

4.04       Corporate Names; Prior Transactions. Each Debtor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Annex 7.

4.05       Records. As of the date hereof, the principal place of business and chief executive office of each Debtor and the office where each Debtor keeps its books and records concerning the Collateral (hereinafter, collectively called the “Records”) is located at the address set out on Annex 8.

4.06       Changes in Circumstances. Debtor has not, within the period of four months prior to the date hereof: (a) changed its location (as defined in Section 9-307 of the UCC); (b) changed its name; or (c) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a security agreement previously entered into by any other Person.

4.07       Inventory and Equipment. As of the date hereof, all Inventory and Equipment of the Debtors other than such Inventory which is in-transit to the applicable purchaser thereof: (a) is located on the properties covered by the Mortgages or at one of the locations identified in Annex 9 under its name or in transit from one of such location to another; and (b) is in the exclusive Control of a Debtor.

Exhibit F-1-13

4.08       Trademark Collateral. No Debtor owns any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

4.09       Title to Equity Interests. As of the date hereof, the applicable Debtor identified on Annex 3 hereto owns the Equity Interests listed as being owned by it in Annex 3 hereto, free and clear of any Lien other than the Security Interests or Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement. All shares of capital stock identified in such Annex as being beneficially owned by each Debtor have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any option to purchase or similar right of any Person. Except as permitted by the Credit Agreement, each Debtor is not and will not become a party to or otherwise bound by any agreement, other than the Loan Documents, which restricts in any manner the rights of any present or future holder of any such Equity Interest with respect thereto.

4.10       Financing Statements and Other Filings; Maintenance of Perfected Security Interest. As of the date hereof, the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the Security Interest are listed in Annex 5. All such filings, registrations and recordings have been delivered to the Administrative Agent in completed form for filing in each governmental, municipal or other office specified in Annex 5.

4.11       Deposit Accounts. As of the date hereof, Debtor has neither opened nor maintains any Deposit Accounts other than the accounts listed in Annex 10. Upon delivery of Control Agreements as provided in Section 3.01(e), the Administrative Agent will have a perfected first priority security interest in each Deposit Account listed in Annex 10 that is part of the Collateral by Control other than Deposit Accounts with amounts not in excess of $250,000, when combined with amounts in all Deposit Accounts included in the Collateral and owned by the Debtors over which the Administrative Agent does not have Control.

4.12       Investment Property. As of the date hereof, Debtor (i) has no Securities Accounts or Commodity Accounts other than those listed in Annex 11, and the Administrative Agent has a perfected first priority security interest in such Securities Accounts and Commodity Accounts as a result of filing the applicable UCC financing statements, in each case subject to Permitted Liens, and (ii) does not hold, own or have any interest in any Investment Property other than Investment Property maintained in Securities Accounts or Commodity Accounts listed in Annex 11.

4.13       Delivery of Certificated Securities Collateral. All certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and the Administrative Agent has a perfected first priority security interest therein.

Exhibit F-1-14

4.14       Perfection of Uncertificated Securities Collateral. The Administrative Agent has a perfected first priority security interest in all uncertificated Securities Collateral pledged by it hereunder that is in existence on the date hereof.

4.15       Instruments and Tangible Chattel Paper. As of the date hereof (i) no principal amount payable under or in connection with any of the Collateral is evidenced by any Instrument or tangible chattel paper other than such Instruments and tangible chattel paper listed in Annex 12 and (ii)  each Instrument and each item of tangible chattel paper listed in Annex 12 has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank.

4.16       Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount payable under or in connection with any of the Collateral is evidenced by any electronic chattel paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such electronic chattel paper and transferable records listed in Annex 13.

4.17       Letters of Credit. As of the date hereof, no Debtor is a beneficiary under any Letter of Credit issued in favor of such Debtor except as listed in Annex 14.

4.18       Commercial Tort Claims. As of the date hereof, such Debtor holds no commercial tort claims other than those listed in Annex 15.

ARTICLE V

COVENANTS

In furtherance of the grant of the Security Interests pursuant to Article II, each Debtor hereby agrees with the Administrative Agent as follows:

5.01       Access to Records. Each Debtor shall upon reasonable notice, at any time during normal business hours, permit representatives of the Administrative Agent to inspect and make copies of the Records, and to be present at such Debtor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward to the Administrative Agent copies of any notices or communications received by such Debtor relevant to the Administrative Agent’s Security Interest in the Collateral. Upon the occurrence and during the continuation of any Event of Default, at the Administrative Agent’s request, each Debtor shall promptly deliver copies of any and all such Records to the Administrative Agent.

5.02       Other Financing Statements and Liens. Without the prior written consent of the Administrative Agent, each Debtor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties except to the extent such filing or like instrument pertains to any Permitted Lien or filings for notice purposes only.

Exhibit F-1-15

5.03       Reports. Each Debtor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; provided, however, absent the existence of an Event of Default, the Debtors shall not be required to deliver such information more frequently than quarterly. Promptly upon request of the Administrative Agent, following receipt by the Administrative Agent of any reports pursuant to the preceding sentence, the Borrower shall deliver to the Administrative Agent revised Annexes 2 and 4 to include Trademarks and Patents that become part of the Collateral under this Agreement.

5.04       Adverse Claims. Each Debtor shall defend, all at its own expense, such Debtor’s title and the existence, perfection and first priority of the Administrative Agent’s security interest in the Collateral against all adverse claims (other than Permitted Liens).

5.05       Prohibition of Certain Changes. Except to the extent permitted by the Credit Agreement, no Debtor shall change its (i) name, identity, corporate structure or the jurisdiction under which it is organized, (ii) chief executive office or chief place of business or (iii) the locations where it keeps or holds any Collateral (except Inventory in transit from one such location to another) or any records relating thereto from the applicable locations described in Annexes 8 and 9 hereof, unless such Debtor shall have given the Administrative Agent 30 days’ prior notice thereof and, if reasonably requested by the Administrative Agent upon the direction of the Required Lenders, delivered an opinion of counsel with respect thereto. It will not in any event change the location of any Collateral owned by it if such change would cause the Security Interest in such Collateral to lapse or cease to be perfected.

5.06       Reserved.

5.07       Collateral Held by Others. If any of its Collateral is at any time in the possession or control of any warehouseman, bailee or agent, each Debtor shall notify such warehouseman, bailee or agent of the Security Interests and instruct it to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions (which shall permit such Collateral to be removed by such Debtor in the ordinary course of business until the Administrative Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing). Upon request by Administrative Agent, each Debtor shall use its commercially reasonable efforts to obtain as soon as practicable after the date hereof with respect to each location set forth in Annex 16, where such Debtor maintains Collateral, a waiver of bailee’s and/or landlord’s lien, as applicable, and use commercially reasonable efforts to obtain a bailee letter and/or landlord lien waiver, as applicable, from all such bailees and landlords, as applicable, who from time to time have possession of Collateral in the ordinary course of such Debtor’s business. Notwithstanding the foregoing, the Debtors shall not be required to take any action under this Section 5.07 with respect to any Inventory in-transit to the applicable purchaser thereof.

5.08       Records. Each Debtor shall (i) keep accurate Records and shall stamp or otherwise mark such Records in such manner as the Administrative Agent may reasonably request in order to reflect the Security Interests and (ii) give the Administrative Agent at least 30 days’ notice before it changes the location of any office where such Debtor keeps the Records.

Exhibit F-1-16

5.09       Collection of Accounts. Each Debtor shall use commercially reasonable efforts to cause to be collected from its account debtors, as and when due, any and all amounts owing under or on account of each of its Accounts (including Accounts that are delinquent, such Accounts to be collected in accordance with lawful collection procedures) and shall apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Accounts. The costs and expenses (including attorney’s fees) of collection, whether incurred by a Debtor or the Administrative Agent, shall be borne by such Debtor.

5.10       Disposition of Collateral. No Debtor shall sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral except as permitted by the Credit Agreement.

5.11       Protection of Intellectual Property. Each Debtor shall timely pay all fees (including maintenance fees), file all documents or declarations (including applications, applications for renewal, affidavits of use and affidavits of incontestability) and take all other action necessary to obtain, maintain and renew each material Patent and material Trademark included in the Collateral. Each Debtor shall notify the Administrative Agent at the end of each fiscal year if it knows that any application or registration relating to any material Intellectual Property owned or licensed by it may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding such Debtor’s ownership of such Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any Debtor’s rights to any Intellectual Property are infringed, misappropriated or diluted by a third party, such Debtor shall notify the Administrative Agent at the end of the fiscal year in which Debtor learned of such infringement, misappropriation or dilution and shall take all actions as such Debtor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

5.12       Special Provisions Relating to Certain Collateral.

(a)         Contracts.

(i)         Anything herein to the contrary notwithstanding, each Debtor shall remain liable to perform all of its duties and obligations under each of the Contracts included in the Collateral to the same extent as if this Agreement had not been executed. The exercise by the Administrative Agent or any other Secured Party of any of the rights and remedies hereunder shall not release any Debtor from any of its duties or obligations under the Contracts. Neither the Administrative Agent nor any other Secured Party shall have any duty, obligation or liability under such Contracts included in the Collateral or otherwise in respect of the Collateral by reason of this Agreement or be obligated to perform any of the obligations or duties of any Debtor under the Contracts or otherwise in respect of the Collateral or to take any action to collect or enforce any claim for payment or any other right assigned hereunder.

(ii)         During the existence of an Event of Default, if Debtor fails to perform any agreement contained herein or in any of the Contracts, the Administrative Agent may (but shall not be obligated to) itself perform, or cause the performance of, such agreement, and the reasonable fees, costs and expenses of the Administrative Agent incurred in connection therewith shall be payable by or on behalf of Debtors and shall be Secured Obligations to the Administrative Agent.

Exhibit F-1-17

(b)       Intellectual Property.

(i)         For the purpose of enabling the Administrative Agent to exercise rights and remedies under Article VI at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Debtor hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Debtor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Debtor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, however, such license shall only be effective during the existence of an Event of Default.

(ii)         Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 9.11 of the Credit Agreement, so long as no Event of Default shall have occurred and be continuing, each Debtor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of such Debtor. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall, from time to time, upon the request of any Debtor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Debtor shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon satisfaction of the conditions to termination of this Agreement described in Section 2.02 or the release of any Intellectual Property pursuant to Section 2.03, the Administrative Agent shall grant back to Debtor the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Article VI by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Debtor in accordance with the first sentence of this clause (ii).

(c)        Deposit Accounts. No Debtor shall grant Control of any Deposit Account to any Person other than the Administrative Agent. Subject to the time period set forth in Section 3.02(e), the Debtors shall not permit the aggregate amount held in Deposit Accounts (other than Excluded Accounts) and owned by the Debtors over which the Administrative Agent does not have Control to exceed $250,000 at any time.

(d)        Letters of Credit. If any Debtor is at any time a beneficiary under a letter of credit in an amount in excess of $100,000 now or hereafter issued in favor of such Debtor, such Debtor shall promptly notify the Administrative Agent thereof and such Debtor shall, at the request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in the Credit Agreement.

Exhibit F-1-18

(e)        Commercial Tort Claims. If any Debtor shall at any time hold or acquire a commercial tort claim, such Debtor shall immediately notify the Administrative Agent in writing signed by such Debtor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

(f)        Securities Collateral.

(i)         No Debtor shall take any action that would result in (A) the revocation of any election to treat any Securities Collateral as certificated securities, and (B) an election to treat as certificated securities any Securities Collateral that constitute uncertificated securities.

(ii)         So long as Administrative Agent has not exercised remedies with respect to the Collateral under this Agreement or any other Loan Document upon the occurrence and during the continuation of an Event of Default, Debtors reserve the right to exercise all voting and other rights, title and interest with respect to the Collateral (except as limited by the Loan Documents) and to receive all income, gains, profits, dividends and other distributions from the Collateral whether non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property or other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests (except as limited by the Loan Documents); provided that no vote shall be cast, right exercised or other action taken which could reasonably be expected to result in a Material Adverse Effect.

(iii)         In furtherance of the right of the Administrative Agent to exercise voting rights following an Event of Default, each Debtor shall execute and deliver to the Administrative Agent a proxy in a form acceptable to the Administrative Agent with respect to each item of Securities Collateral owned by it. No Debtor shall grant a proxy that would conflict with any proxy granted to the Administrative Agent pursuant to the preceding sentence so long as the Security Interests remain in effect.

Exhibit F-1-19

ARTICLE VI

REMEDIES

6.01       Events of Default; Remedies. If any Event of Default shall have occurred and be continuing:

(a)         the Administrative Agent shall have, and in its discretion may exercise, the rights and remedies with respect to this Agreement as more particularly provided herein or in the Credit Agreement;

(b)         each Debtor shall, upon the reasonable request of the Administrative Agent, assemble Collateral owned by it (and not otherwise in the possession of the Administrative Agent) at such place or places, reasonably convenient to both the Administrative Agent and such Debtor, designated in such request;

(c)         the Administrative Agent may (but shall not be obligated to), without notice to any Debtor and at such times as the Administrative Agent in its sole discretion may determine, exercise any or all of Debtors’ rights in, to and under, or in any way connected to, the Collateral and the Administrative Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and the Debtors agree to take all such action as may be appropriate to give effect to such right);

(d)         the Administrative Agent may (but shall not be obligated to) make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may (but shall not be obligated to) extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of all or any part of the Collateral;

(e)         the Administrative Agent may (but shall not be obligated to), in its name or in the name of any Debtor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;

Exhibit F-1-20

(f)         the Administrative Agent may (but shall not be obligated to) sell, lease, assign or dispose of all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, any other Secured Party or any of their respective agents at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof except such notice as is required by applicable law and cannot be waived. If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to any Debtor, each Debtor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days, shall be deemed a reasonable notice period. The Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Debtors, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. The Collateral may be sold in one or more sales, at public or private sale, conducted by any officer or agent of, or auctioneer or attorney for, the Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, and at such price or prices and on such terms as the Administrative Agent shall deem appropriate in its reasonable discretion. The Administrative Agent may, in its reasonable discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable law. Upon any public or private sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels. The Administrative Agent shall not be obligated to make any sale pursuant to any such notice. In case of any sale of all of any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the full selling price is paid by the purchaser thereof, but neither the Administrative Agent nor any Secured Party shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof. All cash proceeds of any such sale, and any other realization upon all or any part of the Collateral may, in the sole discretion of the Administrative Agent, be held by the Administrative Agent as collateral for or applied then or at any time thereafter, in whole or in part, by the Administrative Agent for the benefit of the Secured Parties to the payment and satisfaction of the Secured Obligations in accordance with Section 6.04;

(g)         upon request of the Administrative Agent, each Debtor shall promptly notify (and each Debtor hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Administrative Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent;

Exhibit F-1-21

(h)         the Administrative Agent shall have the right to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the Security Interests hereunder. In addition, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations;

(i)         the Administrative Agent may vote or exercise any and all of the Debtors’ rights or powers incident to their ownership of the Securities Collateral, including any rights or powers to manage or control the Guarantors;

(j)         the Administrative Agent may cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to enforce any rights vested in it by this Agreement or by law or included in the Collateral, subject to the provisions and requirements hereof and thereof, or to aid in the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding;

(k)         in connection with any acceleration and foreclosure, the Administrative Agent may lawfully and peacefully take possession of the Collateral and lawfully and peacefully render it usable and repair and renovate the same, without, however, any obligation to do so, and lawfully and peacefully enter upon any location where the Collateral may be located for that purpose, control, manage, operate, rent and lease the Collateral, collect all rents and income from the Collateral and apply the same to reimburse the Secured Parties for any cost or expenses incurred hereunder or under any of the Loan Documents and to the payment or performance of any Debtor’s obligations hereunder or under any of the Loan Documents, and apply the balance to the other Secured Obligations and any remaining excess balance to whomsoever is legally entitled thereto;

(l)         the Administrative Agent may secure the appointment of a receiver for the Collateral or any part thereof;

(m)        the Administrative Agent may lawfully and peacefully occupy any premises owned or leased by any Debtor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to any Debtor in respect of such occupation;

(n)         the Administrative Agent may give instructions to the issuer of any Securities Collateral that is an uncertificated security with respect to such uncertificated security.

Exhibit F-1-22

Each Debtor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, subject to the notice provision provided for in paragraph (f) of this Section 6.01, with respect to any sale of all or any part of the Collateral constituting a security (as such term is defined in the Securities Act of 1933), to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Debtor acknowledges that any such private sale may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit any Debtor or the issuer thereof to register it for public sale.

6.02       Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under Section 6.01 are insufficient to cover the costs and expenses of such exercise and the payment in full of the Secured Obligations, the Administrative Agent shall retain all rights and remedies under the Loan Documents, and each Debtor shall remain liable, with respect to any deficiency.

6.03       Private Sale. The Administrative Agent and the other Secured Parties shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral, at any private sale pursuant to Section 6.01 conducted in a commercially reasonable manner. Subject to and without limitation of the preceding sentence, Debtors hereby waive any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.04       Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under this Article VI, shall be applied by the Administrative Agent as provided in Section 10.02(c) of the Credit Agreement.

6.05       Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, each Debtor hereby appoints the Administrative Agent as the attorney-in-fact of such Debtor for the purpose of carrying out the provisions of this Article VI and taking any action and executing any instruments that the Administrative Agent may deem necessary or desirable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article VI to make collections in respect of the Collateral, the Administrative Agent shall have the right and power

(a)         to receive, endorse and collect all checks made payable to the order of any Debtor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same;

Exhibit F-1-23

(b)         to file any claims or take any action or institute any proceedings in connection therewith which the Secured Party may deem to be necessary or advisable;

(c)         to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Secured Party has been provided; and

(d)         upon foreclosure, to do any and every act which any Debtor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of such Debtor’s rights and remedies under any or all of the Collateral;

provided, however, that the Secured Party shall not exercise any such rights except upon the occurrence and continuation of an Event of Default. This power of attorney is a power coupled with an interest and shall be irrevocable.

6.06       Expenses.

(a)         Subject to Section 12.03 of the Credit Agreement, the Administrative Agent may incur, and Debtors shall pay to the Administrative Agent, all reasonable fees and out-of-pocket expenses (including reasonable fees and expenses for legal services) of, or incident to, the enforcement of any of the provisions of this Article VI, or exercise by experts, agents or attorneys selected by the Administrative Agent in good faith of any rights or privileges of Debtors in respect of the Collateral, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent and the other Secured Parties in respect thereof, by litigation or otherwise, and all such fees and expenses and, to the extent such amounts are not timely paid, together with interest thereon at the applicable rate provided for in Section 3.02 of the Credit Agreement, shall be Secured Obligations of the Administrative Agent secured under Article II. All amounts payable by the Debtors under this Section 6.06(a) shall be payable within ten (10) Business Days of demand thereof.

(b)         The terms, conditions, covenants and agreements to be observed or performed by each Debtor under this Agreement shall be observed or performed by it at its sole cost and expense.

6.07       Administrative Agent’s Right to Perform on Debtor’s Behalf. If any Debtor fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be obligated to), upon reasonable notice to such Debtor, unless such Debtor is diligently pursuing a cure for such failure that cannot be obtained more quickly by the Administrative Agent’s performance as specified herein, itself perform or cause to be performed such obligations at the expense of such Debtor, either in its name or in the name and on behalf of such Debtor.

6.08       Custody and Preservation. The Administrative Agent’s obligation to use reasonable care in the custody and preservation of Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property.

Exhibit F-1-24

6.09       Preservation of Rights. Neither the Administrative Agent nor any Secured Party shall be required to take any steps to preserve any rights against prior parties to any of the Collateral.

6.10       Rights of Secured Parties. The Administrative Agent or any other Secured Party may (but shall not be obligated to) pay or secure payment of any Tax or other claim that may be secured by or result in a Lien on any Collateral. The Administrative Agent or any other Secured Party may (but shall not be obligated to) do any other thing that it in good faith believes is necessary or desirable to preserve, protect or maintain the Collateral or, after an Event of Default, to enhance its value. Debtors shall immediately reimburse the Administrative Agent or any other Secured Party for any reasonable payment or expense (including reasonable attorneys’ fees and expenses) that the Administrative Agent or such other Secured Party may incur pursuant to this Section 6.10.

6.11       No Marshalling. Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.

6.12       Remedies Cumulative. No right, power or remedy herein conferred upon or reserved to the Administrative Agent or any Secured Party is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.

ARTICLE VII

MISCELLANEOUS

7.01       Waivers of Rights Inhibiting Enforcement. Each Debtor waives, for itself and all who may claim under it, to the maximum extent permitted by applicable law:

(a)         any claim that, as to any part of the Collateral, a public sale, should the Administrative Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;

(b)         the right to assert in any action or proceeding between it and the Administrative Agent any offsets or counterclaims that it may have;

(c)         except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT ANY DEBTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER;

(d)         all rights of redemption, appraisement, valuation, stay, extension or moratorium; and

Exhibit F-1-25

(e)         the right to invoke any law requiring marshalling of collateral and all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Administrative Agent and the other Secured Parties under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable law.

7.02       Notices. The Administrative Agent or any Debtor shall give any notice, request, demand or other communication (a “Notice”) pursuant to this Agreement in accordance with Section 12.01 of the Credit Agreement. Any Notice to the Debtor shall be sent to the address of the Borrower set forth in the Credit Agreement or to such other address provided by such Debtor to the Administrative Agent in writing. Any Notice sent as hereinabove provided shall be deemed delivered upon receipt or refusal of delivery.

7.03       Assignment. No Debtor may assign any of its rights or delegate any performance under this Agreement (whether voluntarily or involuntarily, by merger, consolidation, dissolution, operation of law or any other manner) except with the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion. Any purported assignment without such consent is void. When any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Agreement.

7.04       Successors and Assigns. This Agreement binds the Debtors and their respective successors and assigns and inures to the benefit of the Administrative Agent, the Secured Parties and their respective successors and assigns.

7.05       Amendment and Waiver. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Borrower and the other Debtors; provided that any amendment, waiver, or consent shall be signed by the Required Lenders or all of the Lenders to the extent required by Section 12.02 of the Credit Agreement. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Exhibit F-1-26

7.06       No Implied Waiver. No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between the Debtors and the Administrative Agent operates as a waiver or estoppel of any right, remedy or condition. No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege. The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

7.07       Severability. In case one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

7.08       Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior or contemporaneous oral or written negotiations and agreements relating to the subject matter hereof. The provisions of this Agreement may not be explained, supplemented or qualified through evidence or trade usage or a prior course of dealing. In entering into this Agreement, the Debtors have not relied upon any statement, representation, warranty or agreement of the Administrative Agent except as set forth in the Loan Documents.

7.09       Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.10       Governing Law. The laws of the State of New York (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, construction, performance (including the details of performance) and enforcement, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

7.11       Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

7.12       Interpretation. This Agreement has been reviewed and negotiated by counsel for both the Debtors and the Administrative Agent and, consequently, this Agreement shall not be construed against the drafter.

Exhibit F-1-27

7.13       Waiver of Jury Trial. THE DEBTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.14       Survival, Etc. The provisions of Sections 2.06, 6.03, 6.06, 6.08, 6.09, 6.10, 7.01, 7.16, 7.17 and 7.19 shall survive the termination of this Agreement. In addition, the representations, warranties and covenants of the Debtors set out in this Agreement or contained in any documents delivered to the Administrative Agent or any other Secured Party pursuant to this Agreement shall survive the execution and delivery of this Agreement.

7.15       Agents, Etc. The Administrative Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it in good faith.

7.16       Limitation of Liability. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND DEBTORS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE FOR:

(a)         ANY LOSS OR DAMAGE SUSTAINED BY ANY DEBTOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR

(b)         ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY ANY DEBTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

7.17       Subrogation. Each Debtor shall not exercise, and hereby irrevocably waives, any claim, right or remedy that it may now have or may hereafter acquire against any other Debtor arising under or in connection with this Agreement, including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by applicable law or otherwise in any claim, right or remedy of the Administrative Agent or the other Secured Parties against such Debtor or any other Person or any Collateral which the Administrative Agent or any other Secured Party may now have or may hereafter acquire, until the indefeasible payment and satisfaction in full of all Secured Obligations and the expiration and termination of the Commitments. If, notwithstanding the preceding sentence, any amount shall be paid to any Debtor on account of such subrogation rights at any time when any of the Secured Obligations shall not have been paid in full, such amount shall be held by such Debtor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Debtor and be turned over to the Administrative Agent in the exact form received by such Debtor (duly endorsed by such Debtor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the Loan Documents. Notwithstanding the foregoing, the Debtors shall be expressly permitted hereunder to make payments to each other to the extent not prohibited by the Credit Agreement.

Exhibit F-1-28

7.18       Authority of the Administrative Agent. The rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any power, right or remedy provided for or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and Debtors, the Administrative Agent shall be conclusively presumed to be acting as the Administrative Agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Debtors shall be under no obligation or entitlement to make any inquiry respecting such authority.

7.19       Inconsistencies with Credit Agreement. To the extent there are any conflicts or inconsistencies between this Agreement and the Credit Agreement, the provisions of the Credit Agreement shall control.

7.20       Amendment and Restatement. This Agreement is an amendment and restatement of, and not a novation or extinguishment of, of the Prior Security Agreement and supersedes the Prior Security Agreement in its entirety. Each party hereto acknowledges and agrees that all liens, security interests and assignments created and granted under the Prior Agreement and encumbering the Collateral shall continue to exist, remain valid and subsisting, shall not be impaired, extinguished or released hereby, shall remain in full force and effect and are hereby ratified, renewed, brought forward, extended and rearranged as security for the Secured Obligations.

[Signatures on following pages]

  Exhibit F-1-29

EXHIBIT A

GRANT OF PATENT SECURITY INTEREST

WHEREAS, [_______________], a [_________________] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below); and

WHEREAS, pursuant to that certain Third Amended and Restated Credit Agreement dated as of December 13, 2013, (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Magnum Hunter Resources Corporation, a Delaware corporation (the “Borrower”), the Lenders party hereto (the “Lenders”) and Bank of Montreal, as the Administrative Agent for the Lenders, the Lenders agreed to make Loans to and make other extensions of credit on behalf of the Borrower (capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement); and

WHEREAS, pursuant to the terms of that certain Amended and Restated Security and Pledge Agreement dated as of even date with the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Guarantors party thereto and Bank of Montreal, as collateral agent for each of the Secured Parties (as defined in the Security Agreement) (in such capacity, the “Administrative Agent”), Grantor agreed to grant in favor of the Administrative Agent a perfected security interest in, and the Administrative Agent has agreed to become a secured creditor with respect to, Patent Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to the Administrative Agent a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Patent Collateral”):

(i)         all patents and patent applications, the inventions and improvements described and claimed therein, and all patentable inventions, including but not limited to the patents and patent applications listed on Schedule A;

(ii)         all reissues, divisions, continuations, renewals, extensions and continuations-in-part of the foregoing;

(iii)         all rights (A) to all income, profits, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (B) to sue for past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing throughout the world;

(iv)         all licenses or user or other agreements granted to Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; and

Exhibit F-1-30

(v)         all causes of action, claims and warranties now or hereafter owned or acquired by Grantor in respect of any of the items listed above.

Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of Grantor’s rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Patent Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

Grantor further acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Remainder of page intentionally left blank]

Exhibit F-1-31

IN WITNESS WHEREOF, Grantor has caused this Grant of Patent Security Interest to be duly executed and delivered by its duly authorized officer as of the ___ day of ____________, _____.

[	]
By:
Name:
Title:

Exhibit F-1-32

SCHEDULE A

TO

GRANT OF PATENT SECURITY INTEREST

Patents Issued:

Patent No.	Issue Date	Invention	Inventor

 Patents Pending:

Applicant’s Name	Date Filed	Application Number	Invention	Inventor

Exhibit F-1-33

EXHIBIT B

GRANT OF TRADEMARK SECURITY INTEREST

WHEREAS, [_______________], a [_________________] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Magnum Hunter Resources Corporation, a Delaware corporation (the “Borrower”), the Lenders party hereto (the “Lenders”) and Bank of Montreal, as the Administrative Agent for the Lenders, the Lenders agreed to make Loans to and make other extensions of credit on behalf of the Borrower (capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement); and

WHEREAS, pursuant to the terms of that certain Amended and Restated Security and Pledge Agreement dated as of even date with the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Guarantors party thereto and Bank of Montreal, as collateral agent for each of the Secured Parties (as defined in the Security Agreement) (in such capacity, the “Administrative Agent”), Grantor agreed to grant in favor of the Administrative Agent a perfected security interest in, and the Administrative Agent has agreed to become a secured creditor with respect to, Trademark Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to the Administrative Agent a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Trademark Collateral”):

(i)        all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including but not limited to those registrations and applications listed on Schedule A;

(ii)        all renewals of trademark and service mark registrations;

(iii)        all rights (A) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) with respect to any of the foregoing, (B) to sue for all past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark;

(iv)        all licenses or user or other agreements granted to Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; and

Exhibit F-1-34

(v)         all causes of action, claims and warranties now or hereafter owned or acquired by Grantor in respect of any of the items listed above.

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of Grantor’s rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Trademark Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

Grantor further acknowledges that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Remainder of page intentionally left blank.]

Exhibit F-1-35

IN WITNESS WHEREOF, Grantor has caused this Grant of Trademark Security Interest to be duly executed and delivered by its duly authorized officer as of the __ day of _______, _____.

[	]
By:
Name:
Title:

 Exhibit F-1-36

SCHEDULE A

TO

GRANT OF TRADEMARK SECURITY INTEREST

Registered Owner	United States Trademark/Service Mark	Registration or Serial Number	Registration or Filing Date

Exhibit F-1-37

EXHIBIT F-2

FORM OF GUARANTY

(See attached)

Exhibit F-2-1

EXHIBIT F-2

FORM OF GUARANTY

AMENDED AND RESTATED GUARANTY AGREEMENT

THIS AMENDED AND RESTATED GUARANTY AGREEMENT (this “Guaranty”) dated as of December 13, 2013, made by each of the undersigned Subsidiaries of the Borrower (as defined below) (each, a “Guarantor,” and collectively, the “Guarantors”), in favor of Bank of Montreal as Administrative Agent (the “Agent”) for the benefit of the Lenders and the other Secured Parties (as such terms are hereinafter defined) pursuant to that certain Third Amended and Restated Credit Agreement dated as of even date herewith (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Magnum Hunter Resources Corporation, a Delaware corporation (the “Borrower”), the Agent and the lenders from time to time party thereto (the “Lenders”).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make loans to and other extensions of credit on behalf of the Borrower in a manner and upon the terms and conditions set forth therein;

WHEREAS, in accordance with the Credit Agreement, the Agent requires that the Guarantors execute a guaranty agreement guaranteeing the Obligations of the Borrower under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and agreements herein and in order to induce the Lenders and the Agent to enter into the Credit Agreement and to induce the Secured Parties to make loans and/or extend other credit to the Borrower, the Guarantors hereby agree as follows:

Section 1.       Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Credit Agreement. As used herein, the capitalized term “Secured Parties” shall have the meaning assigned thereto in the Security Agreement.

Exhibit F-2-1

Section 2.       Guaranty of Payment. Each Guarantor (not merely as a surety or guarantor of collection) hereby jointly, severally, unconditionally and irrevocably, guarantees the punctual payment and performance when due, whether at stated maturity, as an installment, by prepayment or by demand, acceleration or otherwise, of all Obligations of the Borrower heretofore or hereafter existing. If any or all of the Obligations become due and payable under the Credit Agreement, the Guarantors jointly and severally and unconditionally promise to pay such Obligations, on demand, together with any and all expenses (including reasonable counsel fees and expenses), which may be incurred by the Agent in collecting any of the Obligations and in connection with the protection, defense and enforcement of any rights under the Credit Agreement or under any other Loan Document (the “Expenses”). The Guarantors guarantee that the Obligations shall be paid strictly in accordance with the terms of the Credit Agreement. The Obligations include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Credit Agreement. The Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral prior to any demand or other action hereunder against the Guarantors. The Guarantors agree that, as between the Guarantors and the Agent, the Obligations may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantors for the purposes of this Guaranty and each Guarantor shall forthwith pay the Obligations specified by the Agent to be paid as provided in the Credit Agreement without further notice or demand. Notwithstanding anything contained herein or in the Credit Agreement, any Loan Document or any other document or any other agreement, security document or instrument relating hereto or thereto to the contrary, the maximum liability of each Guarantor hereunder shall never exceed the maximum amount that said Guarantor could pay without having such payment set aside as a fraudulent transfer or fraudulent conveyance or similar action under the U.S. Bankruptcy Code or applicable state or foreign law.

Section 3.       Guaranty Absolute. The liability of each Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, the Credit Agreement or the Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of the Credit Agreement or the Obligations, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any collateral, for the Credit Agreement or the Obligations; (c) any present or future law, regulation or order of any jurisdiction or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of the Credit Agreement or the Obligations; (d) without being limited by the foregoing, any lack of validity or enforceability of the Credit Agreement or the Obligations; (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or other Guarantors and (f) any claim or assertion that any payment by any Guarantor hereunder should be set aside pursuant to Section 2 in connection with any stay, injunction or other prohibition or event, in which case each Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of the maximum liability of each Guarantor hereunder in accordance with Section 2 and the recipient of such payment, if so required by a final non-appealable court of competent jurisdiction by a final and non-appealable judgment, shall then be liable for the refund of any excess amounts. If any such rebate or refund is ever required, all other Guarantors shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law.

Section 4.       Guaranty Irrevocable. This Guaranty is a continuing guarantee of the payment of all Obligations now or hereafter existing under the Credit Agreement and shall remain in full force and effect until payment in full of all Obligations and other amounts payable under this Guaranty and until all Commitments of the Lenders to make Loans under the Credit Agreement shall be terminated in accordance with the terms thereof and all of the Commitments under the Credit Agreement have been terminated and are no longer in effect.

Exhibit F-2-2

Section 5.       Reinstatement. This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent on the insolvency, bankruptcy, dissolution, liquidation or reorganization of any of the Borrower, any Guarantor, or any Person that is a party to the Loan Documents, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any of the Borrower, any Guarantor or any other Person that is a party to the Loan Documents, or otherwise, all as though the payment had not been made.

Section 6.       Subrogation. Each Guarantor hereby agrees that it shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Obligations have been paid in full and all of the Commitments under the Credit Agreement have been terminated and are no longer in effect. Any amounts paid to a Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been paid in full, shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement. If a Guarantor has made a payment to the Agent hereunder of all or any part of the Obligations and all the Obligations are paid in full and all of the Commitments under the Credit Agreement have been terminated and are no longer in effect, the Agent shall, at such Guarantor’s request, execute and deliver to the Guarantor the appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from the payment.

Section 7.       Subordination. Any liabilities owed by the Borrower to the Guarantors in connection with any extension of credit or financial accommodation by the Guarantors to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of the Borrower to the Guarantors, if the Agent so requests, shall be collected, enforced and received by the Guarantors as trustee for the Agent and shall be paid over to the Agent on account of the Obligations.

Section 8.       Certain Taxes. The Guarantors further agree that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for Taxes. If any Taxes are required to be withheld from any amounts payable to the Agent hereunder, the amounts so payable to the Agent shall be increased to the extent necessary to yield to the Agent (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by a Guarantor, as promptly as possible thereafter, such Guarantor shall send the Agent evidence of payment thereof, together with such additional documentary evidence as may be required from time to time by the Agent.

Section 9.       Representations and Warranties. Each of the Guarantors represents and warrants that: (a) this Guaranty (i) has been authorized by all necessary action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to it; (iii) does not require the consent or approval of any Person, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; and (b) in executing and delivering this Guaranty, such Guarantor has not relied and will not rely upon any representations or warranties of the Agent not embodied herein or any acts heretofore or hereafter taken by the Agent (including but not limited to any review by the Agent of the affairs of the Borrower).

Exhibit F-2-3

Section 10.       Remedies Generally. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.

Section 11.      Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Agent or the Secured Parties may otherwise have, the Agent and each of the Secured Parties shall be entitled, at their option, to offset balances (general or special, time or demand, provisional or final) held by them for the accounts of the Guarantors at any of the Agent’s or any Secured Party’s offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantors under this Guaranty which is not paid when due, in which case it shall promptly notify the Guarantors thereof; provided that the Agent’s or any Secured Party’s failure to give such notice shall not affect the validity thereof.

Section 12.      Formalities. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Credit Agreement and this Guaranty and any liability to which the Credit Agreement and this Guaranty applies or may apply, and waives presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of dishonor or nonpayment, and any requirement that the Agent institute suit, collection proceedings or take any other action to collect the Obligations, including any requirement that the Agent protect, secure, perfect or insure any security interest or Lien against any Property subject thereto or exhaust any right or take any action against the Borrower or any other Person (including the other Guarantors) or any Collateral (it being the intention of the Agent and each Guarantor that the obligations of such Guarantor under this Guaranty are to be a guarantee of payment and not of collection) or that the Borrower or any other Person (including the other Guarantors) be joined in any action hereunder. Each Guarantor hereby waives marshaling of assets and liabilities, notice by the Agent of the creation of any Indebtedness or liability to which it applies or may apply, any amounts received by the Agent, notice of disposition or substitution of Collateral and of the creation, advancement, increase, existence, extension, renewal, rearrangement and/or modification of the Obligations.

Section 13.       Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any release by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent and such Guarantor, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 14.       Expenses. The Guarantors shall reimburse the Agent on demand for all Expenses without duplication of any reimbursements affected under the Credit Agreement. The obligations of the Guarantors under this Section shall survive the termination of this Guaranty.

Exhibit F-2-4

Section 15.      Assignment. This Guaranty shall be binding on, and shall inure to the benefit of the Guarantors, the Agent and their respective successors and assigns; provided that the Guarantors may not assign or transfer their respective rights or obligations under this Guaranty. Without limiting the generality of the foregoing: (a) the obligations of the Guarantors under this Guaranty shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if any of the Guarantors is a partnership, regardless of any change in the partnership as a result of death, retirement or otherwise; and (b) the Agent may assign, or otherwise transfer its rights under the Credit Agreement to any other person or entity in accordance with the terms and conditions thereof, and the other person or entity shall then become vested with all the rights granted to the Agent in this Guaranty or otherwise. Guarantor may merge into the Borrower or another Restricted Subsidiary as provided in the Credit Agreement.

Section 16.      Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

Section 17.     Governing Law, Etc. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK. SERVICE OF PROCESS BY THE AGENT IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON EACH GUARANTOR IF SENT TO SUCH GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SET FORTH IN THE CREDIT AGREEMENT FOR THE BORROWER OR AS OTHERWISE SPECIFIED BY SUCH GUARANTOR FROM TIME TO TIME. EACH GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

Section 18.      Integration; Effectiveness. This Guaranty alone sets forth the entire understanding of the Guarantors and the Agent relating to the guarantee of the Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty shall become effective when it shall have been executed and delivered by the Guarantors to the Agent. Delivery of an executed signature page of this Guaranty by telecopy shall be effective as delivery of a manually executed signature page of this Guaranty.

Section 19.      Additional Guarantors. Upon the execution and delivery of a Joinder Agreement by any Subsidiary that is required to be a Guarantor pursuant to Section 8.16 of the Credit Agreement, such Subsidiary shall constitute a “Guarantor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of such Joinder Agreement shall not require the consent of the Borrower or any Guarantor hereunder. The rights and obligations of each Guarantor shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Exhibit F-2-5

Section 20.     Keepwell. Each Qualified ECP Guarantor (as hereinafter defined) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 20 shall remain in full force and effect until terminated in accordance with the terms hereof.  Each Qualified ECP Guarantor intends that this Section 20 constitute, and this Section 20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  As used in this Section 20, the term “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 21.      Joinder of Borrower. By its execution hereof, the Borrower hereby joins this Guaranty for the sole purpose of agreeing to Section 20 hereof.

Section 22.     Amendment and Restatement. This Guaranty is an amendment and restatement of, and not a novation or extinguishment of, those certain Amended and Restated Guaranty Agreements by certain of the Guarantors in favor of the Administrative Agent executed in connection with the Prior Agreement (as amended, supplemented, and otherwise modified, collectively, the “Prior Guaranty”) and supersedes the Prior Guaranty in its entirety. Each Guarantor hereby ratifies and confirms all of its obligations under the Prior Guaranty and agrees that the Prior Guaranty, as amended and restated by this Guaranty, continues in full force and effect.

[END OF TEXT]

Exhibit F-2-6

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Third Amended and Restated Credit Agreement, dated as of December 13, 2013 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Magnum Hunter Resources Corporation, the Lenders named therein and Bank of Montreal, as Administrative Agent for the Lenders. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent (with a copy to the Borrower) together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.03 of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Exhibit G-1

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$	%
Loans:

The terms set forth above are hereby agreed to:

[Name of Assignor] , as Assignor

By:
Name:
Title:

[Name of Assignee] , as Assignee

By:
Name:
Title:

Exhibit G-2

The undersigned hereby consent to the within assignment:1

MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation	BANK OF MONTREAL, as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

 1 Consents to be included to the extent required by Section 12.04(b) of the Credit Agreement.

Exhibit G-3

EXHIBIT H

FORM OF JOINDER AGREEMENT

ADDENDUM AND JOINDER TO

SECURITY AGREEMENT AND GUARANTY AGREEMENT

THIS ADDENDUM AND JOINDER TO SECURITY AGREEMENT AND GUARANTY AGREEMENT (this “Addendum”) dated as of ____________, 201_, is between ____________________, a ______________ (the “New Subsidiary”) and Magnum Hunter Resources Corporation, a Delaware corporation (the “Borrower”) in favor of the Lenders (as defined in the Credit Agreement defined below) and Bank of Montreal, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders and the Administrative Agent (collectively, the “Original Parties”) are parties to that certain Third Amended and Restated Credit Agreement dated December 13, 2013 (as the same has been or may be amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower and the Guarantors are parties to that certain Amended and Restated Security and Pledge Agreement dated as of even date with the Credit Agreement (as the same has been or may be amended, modified or supplemented from time to time, the “Security Agreement”);

WHEREAS, the Guarantors are parties to that certain Amended and Restated Guaranty Agreement dated as of even date with the Credit Agreement (as the same has been or may be amended, modified or supplemented from time to time, the “Guaranty Agreement”);

WHEREAS, the New Subsidiary is required to execute this Addendum pursuant to Section 8.16 of the Credit Agreement; and

WHEREAS, the New Subsidiary desires to become a party to the Security Agreement and the Guaranty Agreement as a “Guarantor” and to receive all of the benefits of and to become subject to the obligations thereof as a Guarantor;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the above-named parties agree as follows:

1.       Terms. Capitalized terms used in the opening paragraph, the recitals and otherwise herein and not defined have the same meaning assigned to such terms in the Credit Agreement.

Exhibit H-1

2.       Joinder to and Ratification of Security Agreement and Guaranty Agreement. By executing and delivering this Addendum, the New Subsidiary hereby (i) becomes a party to the Security Agreement and the Guaranty Agreement as a Guarantor as if the New Subsidiary had originally signed the Security Agreement and Guaranty Agreement and (ii) expressly assumes all obligations and liabilities of a Guarantor thereunder. The New Subsidiary hereby makes as of the date hereof each of the representations and warranties made by the Guarantors in the Security Agreement and the Guaranty Agreement; provided that (a) any such representations and warranties that were made by the other Guarantors as of an earlier specific date are (i) deemed to be made by the New Subsidiary as of the date hereof rather than as of such earlier date and (ii) deemed to be made by the New Subsidiary only as to information, disclosures and matters as it relates to such New Subsidiary, and (b) any such representations and warranties made as to matters disclosed or set forth in an Annex to the Security Agreement are deemed to be made as to the corresponding Annex attached hereto. After giving effect to this Addendum, all of the obligations of the Borrower and the Guarantors contained in the Credit Agreement and the other Loan Documents and all of the rights, privileges and interests of the Lenders arising therefrom are hereby agreed to, ratified, renewed, confirmed and brought forward in all respects and the Security Agreement shall serve as security for the Obligations of the New Subsidiary. All of the terms and conditions of the Security Agreement and the Guaranty Agreement are hereby incorporated herein by reference and are hereby deemed restated in their entirety for the benefit of the Administrative Agent and the Lenders.

3.       Security Interest. As security for the Obligations, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, to the maximum extent allowed by applicable law, a lien and security interest on all of the assets of the New Subsidiary described as Collateral in the Security Agreement, subject to the exclusions contained in the Security Agreement, whether now held or hereafter acquired, of any kind, pursuant to, and in accordance with the terms of the Security Agreement.

4.       Authorization to Take Further Action. The New Subsidiary hereby authorizes the Administrative Agent to file such financing statements and any amendments and extensions thereof as may be necessary or desirable in order to perfect the Liens under the Security Agreement or any modification, extension or ratification thereof.

5.       Reliance. All parties hereto acknowledge that the Administrative Agent and the Lenders are relying on this Addendum, the accuracy of the statements herein contained and the performance of the conditions placed upon the New Subsidiary hereunder. The New Subsidiary shall execute such further documents and undertake any such measure as may be necessary to effect and carry out the terms of this Addendum and the implementation thereof.

6.       Warranties. The New Subsidiary (a) represents and warrants that it is legally authorized to enter into this Addendum, (b) confirms that it has received copies of the Credit Agreement, the Security Agreement, the Guaranty Agreement and all related documents, and that on the basis of its review and analysis of this information has decided to enter into this Addendum, (c) confirms that it is a Subsidiary of the Borrower that it is required to enter into this Addendum pursuant to Section 8.16 of the Credit Agreement, (d) confirms and agrees that it shall perform each and every covenant applicable to it as a Guarantor as provided in the Security Agreement and the Guaranty Agreement and that it will at all times be in compliance with the terms of the Security Agreement and the Guaranty Agreement and all of the obligations and covenants set forth therein to the same extent as though each and every such agreement and covenant were set forth in their entirety in this Addendum, and (e) agrees to execute and deliver such other documents as may be reasonably required by the Administrative Agent in connection herewith.

Exhibit H-2

7.       Updated Information. Concurrently with this Addendum, the New Subsidiary is delivering a completed New Subsidiary Information List, attached as Attachment A hereto. The Borrower and the New Subsidiary acknowledge and agree that Annexes 1 through 16, inclusive, of the Security Agreement, have been updated with respect to the New Subsidiary only by the information contained in Attachment A hereto, and, with respect to the New Subsidiary only, are true, accurate and complete representations of the information described and referenced in the corresponding sections of the Security Agreement after giving effect to this Addendum.

8.       Choice of Law. This Addendum shall be governed by and construed under the laws of the State of New York.

9.       Ratification; Conflicts. Any and all conflicts or inconsistencies between the terms and provisions of this Addendum and the Credit Agreement shall be governed and controlled by the terms and provisions of this Addendum. Except as modified hereby, the Security Agreement and the Guaranty Agreement remain in full force and effect according to their terms.

10.       Effectiveness. Upon execution of this Addendum by the New Subsidiary and the Borrower, this Addendum shall become immediately effective and enforceable as to the New Subsidiary and all of the Original Parties.

[Signatures on following pages]

Exhibit H-3

IN WITNESS WHEREOF, the parties have executed this Agreement and agreed to the provisions contained herein effective as of ________________, 201_.

NEW SUBSIDIARY:
,
a

By:
Name:
Title:

BORROWER:

MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit H-4

ATTACHMENT A

ADDITIONAL INFORMATION REGARDING THE NEW SUBSIDIARY

The following Annexes as described in the Security Agreement:

Annex 1	Intellectual Property Licenses
Annex 2	Patent Collateral
Annex 3	Securities Collateral
Annex 4	Trademark Collateral
Annex 5	Filing Offices
Annex 6	Debtor Information
Annex 7	Previous Names and Transactions
Annex 8	Offices and Locations of Records
Annex 9	Locations of Inventory and Equipment
Annex 10	Deposit Accounts
Annex 11	Securities Accounts and Commodity Accounts
Annex 12	Instruments and Tangible Chattel Paper
Annex 13	Electronic Chattel Paper
Annex 14	Letters of Credit
Annex 15	Commercial Tort Claims
Annex 16	Third Party Locations

Exhibit H-5

Entity Documents
Provide a copy of all that apply:

Corporation:	Filed Articles of Incorporation/Amendments and Bylaws/Resolutions with
Incumbency Certificate
Partnership:	Partnership Agreement and filed/recorded Certificate of Partnership
Limited Liability Company (LLC):	Article of Organization and Operating Agreement/Member or Manager
Consent with Incumbency Certificate
Limited Liability Partnership (LLP):	Certificate of registered partnership and partnership agreement

Exhibit H-6

SCHEDULE 1.01a

ADDITIONAL UNRESTRICTED SUBSIDIARIES AS OF THE EFFECTIVE DATE

Hunter Aviation, LLC

Alpha Hunter Drilling, LLC

Hunter Real Estate, LLC

Viking Pipeline of West Virginia, LLC

Viking Pipeline of Ohio, LLC

54NG, LLC

NGAS Gathering, LLC

Sentra Corporation

Eureka Hunter Holdings, LLC

Energy Hunter Securities, Inc. (fka NGAS Securities, Inc.)

Eureka Hunter Pipeline, LLC

Eureka Hunter Land, LLC

TransTex Hunter, LLC

Magnum Hunter Midstream, LLC

Triad Hunter Gathering, LLC

Magnum Hunter Services, LLC

Arkoma Gathering, LLC

Licking River Gathering, LLC

Daugherty Petroleum N. D. Ventures LLC

The existing Magnum Hunter Production, Inc. and NGAS sponsored drilling and operating partnerships and any similar drilling partnerships established by Magnum Hunter Production, Inc. on or after the Effective Date.

SCHEDULE 7.01

CORPORATE ORGANIZATIONAL CHART

See Attached.

SCHEDULE 7.05

LITIGATION

None.

SCHEDULE 7.14

SUBSIDIARIES

Subsidiary	Owner	Percent of Ownership	Jurisdiction	Organizational ID Number
PRC Williston, LLC	Borrower	100%	Delaware	4281692
Magnum Hunter Resources GP, LLC	Borrower	100%	Delaware	4587811
Magnum Hunter Resources LP	Borrower	98%	Delaware	4587813
	Magnum Hunter Resources GP, LLC	2%
Shale Hunter, LLC	Borrower	100%	Delaware	5305083
Triad Hunter, LLC	Borrower	100%	Delaware	4743815
Alpha Hunter Drilling, LLC	Triad Hunter, LLC	100%	Delaware	4776425
Eureka Hunter Pipeline, LLC	Eureka Hunter Holdings, LLC	100%	Delaware	4776439
Eureka Hunter Land, LLC	Eureka Hunter Pipeline, LLC	100%	Delaware	4901050
Hunter Real Estate, LLC	Triad Hunter, LLC	100%	Delaware	4776468
NGAS Hunter, LLC	Borrower	100%	Delaware	4876985
Bakken Hunter, LLC	Borrower	100%	Delaware	4877001
Magnum Hunter Production, Inc. (fka NGAS Production Co.)	NGAS Hunter, LLC	100%	Kentucky	0193715
Energy Hunter Securities, Inc. (fka NGAS Securities, Inc.)	Magnum Hunter Production, Inc.	100%	Kentucky	0580835
Sentra Corporation	Magnum Hunter Production, Inc.	100%	Kentucky	0300833
NGAS Gathering, LLC	Magnum Hunter Production, Inc.	100%	Kentucky	0602945
54NG, LLC	Magnum Hunter Production, Inc.	100%	Kentucky	0728213
Williston Hunter ND, LLC	Borrower	100%	Delaware	4876995
Magnum Hunter Midstream, LLC	Borrower	100%	Delaware	5036220
Triad Hunter Gathering, LLC	Magnum Hunter Midstream, LLC	100%	Delaware	5036224
Magnum Hunter Marketing, LLC	Magnum Hunter Midstream, LLC	100%	Delaware	5036221
Williston Hunter Canada, Inc. (fka NuLoch Resources, Inc.)	MHR ExchangeCo Corporation	100%	Alberta	2015809631
Viking International Resources Co., Inc.	Triad Hunter, LLC	100%	Delaware	2159378
Hunter Aviation, LLC	Borrower	100%	Delaware	5058564
Magnum Hunter Services, LLC	Borrower	100%	Delaware	5126444
Eureka Hunter Holdings, LLC	Borrower	100%	Delaware	5126441
Licking River Gathering, LLC	Magnum Hunter Production, Inc.	50%	Kentucky	0663477
TransTex Hunter, LLC	Eureka Hunter Pipeline, LLC	100%	Delaware	5126443

Subsidiary	Owner	Percent of Ownership	Jurisdiction	Organizational ID Number
VIRCO Pipeline of West Virginia, LLC	Viking International Resources Co., Inc.	100%	West Virginia	N/A
VIRCO Pipeline of Ohio, LLC	Viking International Resources Co., Inc.	100%	Ohio	2028128
Daugherty Petroleum N. D. Ventures LLC	Magnum Hunter Production, Inc.	100%	Kentucky	0626769

Drilling Partnerships

Magnum Hunter Production Inc. (“MHP”) owns general partnership interests in the operating partnerships listed below (each, an “Operating Drilling Partnership”). Each Operating Drilling Partnership is organized as a Kentucky general partnership between MHP, and an investment drilling partnership organized as a Kentucky limited partnership and sponsored by MHP (each, an “Investment Drilling Partnership”). The following table sets forth, for each Operating Drilling Partnership, its name, date of formation, MHP’s ownership interest, which is subject to specified increases in its distributive share, generally 15% of the total interests, when cumulative distributions reach payout, which ranges from 100% to 110% of the partners’ investment and MHP’s interest as managing general partner in its capacity as a Unitholder in certain Investment Drilling Partnerships.

Name	Date of Formation	MHP Ownership Interest	MHP GP Interest
Energy Hunter Partners 2012-A, LTD	Dec-2012	25.00%	1.00%
Energy Hunter Partners 2011-A, LTD	Dec-2011	45.2369%	1.00%
NGAS Partners 2010–A, Ltd.	Apr-2010	20.00%	1.00%
NGAS Partners 2009–A, Ltd.	Feb-2009	20.00%	1.00%
NGAS Partners 2008–A, Ltd.	Apr-2008	25.00%	1.00%
NGAS Partners 2007–B, Ltd.	Sep-2007	25.00%	1.00%
NGAS Partners 2007–A, Ltd.	Feb-2007	45.00%	1.00%
NGAS Partners 2006–D, Ltd.	Dec-2006	51.50%	1.00%
NGAS Partners 2006–C, Ltd.	Aug-2006	51.60%	1.00%
NGAS Partners 2006–B, Ltd.	Jun-2006	12.50%	1.99%
NGAS Partners 2006–A, Ltd.	Mar-2006	25.00%	1.00%
NGAS Partners 2005–D, Ltd.	Dec-2005	25.00%	1.00%
NGAS Partners 2005–C, Ltd.	Sep-2005	40.00%	1.00%
NGAS Partners 2005–B, Ltd.	Apr-2005	30.00%	1.00%
NGAS Partners 2005–A, Ltd.	Jan-2005	30.00%	1.00%
NGAS Partners 2004–2, Ltd.	Oct-2004	30.00%	1.94%
NGAS Partners 2004–1, Ltd.	May-2004	30.00%	1.28%
DPI Natural Gas Partners 2003-2 Drilling Program	Dec-2003	25.00%	1.28%
CMC Natural Gas Partners 2003–1 Drilling Program	Jul-2003	0.00%	1.28%

Name	Date of Formation	MHP Ownership Interest	MHP GP Interest
DPI Natural Gas Partners 2003–1 Drilling Program	July-03	25.00%	1.28%
DPI Natural Gas Partners 2002–1 Drilling Program	December-02	25.00%	1.28%
CMC Natural Gas Partners 2002–1 Drilling Program	December-02	0.00%	1.28%
DPI Natural Gas Partners 2001–1 Drilling Program	November-01	40.00%	18.18%
CMC/DPI Natural Gas Partners 2001–2 Drilling Program	December-01	0.00%	1.00%
CMC/DPI Natural Gas Partners 2001–1 Drilling Program	November-01	34.00%	9.00%
CMC/DPI Natural Gas Partners 2000–1 Drilling Program	December-00	44.50%	19.50%
DPI Natural Gas Partners 2000–1 Drilling Program	December-00	40.00%	1.00%
Hillman-DPI 2000–1 Drilling Program	August-00	33.33%	N/A
Belden–DPI 2000–1 Drilling Program	May-00	25.00%	N/A
M–DPI 2000–1 Drilling Program	April-00	100.00%	N/A
Daugherty Petroleum 1999–1 Drilling Program	December-99	75.08%	1.00%
M–Daugherty Petroleum 1999–1 Drilling Program	December-99	100.00%	N/A
Belden-DPI 1999–1 Drilling Program	November-99	25.00%	N/A
Daugherty Petroleum 1998 Drilling Program G.P.	December-98	50.00%	N/A
Belden-DPI 1998–1 Drilling Program	July-98	50.00%	N/A
Daugherty Petroleum 1997 Drilling Program	December-97	28.47%	N/A
Belden-DPI 1997–1 Drilling Program	September-97	26.67%	1.00%
DPI Partners 1996–III, LP	December-96	34.00%	N/A
Belden–DPI 1996–II Drilling Program	November-96	30.00%	N/A
Belden–DPI 1996 Drilling Program	July-96	50.00%	N/A

SCHEDULE 7.16

PROPERTIES

None.

SCHEDULE 7.18

GAS IMBALANCES

None.

SCHEDULE 7.19

MARKETING CONTRACTS

None.

SCHEDULE 7.20

SWAP AGREEMENTS

See attached.

Magnum Hunter Resources - Hedge Summary

As of 9/26/2013	2013	2014	2015

NATURAL GAS HEDGES:

Swaps
Volume (mmbtu/d)	23,034	10,000	0
Price - $/mmbtu	$3.62	$4,129	N/A

Collars
Volume (mmbtu/d)	4,966	0	0
Floor Price - $/mmbtu	$4.50	$0.00	N/A
High Price - $/mmbtu	$5.90	$0.00	N/A

Floors Bought (Put)
Volume (mmbtu/d)	7,534	10,000	0
Price - $/mmbtu	$4.50	$4.25	N/A

Floors Sold (Put)
Volume (mmbtu/d)	—	10,000	$0.00
Price - $/mmbtu	$0.00	$3.75	N/A

Ceilings Sold (Call)
Volume (mmbtu/d)	0	16,000	0
Price - $/mmbtu	N/A	$5.05	N/A

Total Gas Volume Hedged (mmbtu/d)	35,534	20,000	0

CRUDE HEDGES:

Floors
Volume (bbls/d)	0	0	0
Price - $/bbl	N/A	N/A	N/A

Swaps
Volume (bbls/d)	5,259	0	0
Price - S/bbl	$92.74	N/A	N/A

Collars(1)
Volume (bbls/d)	2,704	4,663	259
Floor Price - $/bbl	$87.33	$85.00	$85.00
High Price - $/bbl	$100.38	$100.90	$91.25

Ceilings Sold (Call)
Volume (Bbls/d)	0	0	1,570
Price - S/Bbl	N/A	N/A	$120.00

Total Crude Volume Hedged (bbls/d)	7,963	4,663	259

Total Volume Hedged (boe/d)	13,885	7,996	259

(1) Includes three-way collars; Floors sold (put) by year are as follows: 2013-4,201 bbl/d at $62.92/bbl; 2014-4,663 bbl/d at $64.95/bbl; 2015259 bbl/d at S70.00/bbl

SCHEDULE 9.02

Debt

Lender	Description	Borrower	Outstanding Balance at December 1, 2013
Traditional Bank, Inc.	Office Building	NPC	$3,948,695.94
Wesbanco	Drilling Rigs and Equip.	AHD	$11,773,674.07

SCHEDULE 9.03

LIENS

In February 2010, MHP financed 80% of the purchase price for the office building that houses its administrative offices in Lexington, Kentucky with a $4.48 million loan from Traditional Bank, Inc. The loan bears variable interest at 1.625% above the WSJ money rate index and is repayable in monthly installments of $29,420 through February 2015, with the balance of approximately $3.75 million due at maturity. Obligations under the loan are secured by a mortgage on the property and are guaranteed by Magnum Hunter Resources Corporation (successor by merger to NGAS Resources, Inc.). The loan had an outstanding balance of $3,956,063 at October 31, 2013.

Commencing in February 2010 with the purchase of Triad Energy Corporation, Alpha Hunter Drilling has financed the purchase price for four drilling rigs and associated equipment with Wesbanco. As of September 30, 2013, the balance of the note was $12,727,274.  The note is secured with the four drilling rigs and associated equipment.

In November 2011, MHR financed the purchase of a Piaggio Avante II airplane with Capital One. As of September 30, 2013, the balance of the note was $3,331,670. The note is secured with the airplane.

SCHEDULE 9.05

INVESTMENTS

Eureka Hunter Pipeline, LLC

•	$20.5 Million - Pipeline Construction
•	$15.1 Million - Cryogenic Processing Plant
•	$36.8 Million – Pipeline Construction

SCHEDULE 9.16

PRC Williston LLC Agreement

Limited Liability Company Agreement of PRC Williston, LLC, dated as of January 9, 2007, entered into by Petro Resources Corporation (predecessor to the Borrower), in its capacity as the sole member of PRC Williston, LLC, as the same has been or, to the extent permitted by this Credit Agreement, may be amended, supplemented, amended and restated or otherwise modified.

Exhibit 99.1

News Release	News Release

 Magnum Hunter Resources Announces

2014 Capital Expenditure Budget of $400 Million

HOUSTON, Texas – (Marketwire) – December 12, 2013 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today that its Board of Directors has approved a $400 million capital expenditure budget for fiscal year 2014, excluding acquisitions. The Company intends to allocate approximately $260 million in the Utica Shale and Marcellus Shale plays, approximately $50 million in the Williston Basin and approximately $90 million for midstream activities at Eureka Hunter Pipeline (“Eureka Hunter”). The contemplated capital budget includes the acquisition of mineral leases in both the Utica Shale and Marcellus Shale plays. This Appalachian-focused capital program is expected to further drive the Company’s production volumes and enable it to achieve its 2014 projected exit production rate of 35,000 BOEPD.

The 2014 capital budget of $400 million is expected to be funded from a combination of internally-generated cash flow, borrowings under the Company's existing senior secured credit facility, a new Eureka Hunter senior secured credit facility in the process of negotiation, and proceeds from non-core asset sales of approximately $200 - $400 million. The Company's drilling capital in 2014 will be primarily concentrated on the delineation and development of its combined 180,000 net mineral acres located in the Utica and Marcellus Shale plays of Ohio and West Virginia. Specifically, the Company’ development plan will be to further delineate its acreage position located in Monroe, Noble, and Washington Counties, Ohio and in Tyler and Ritchie Counties, West Virginia. Magnum Hunter expects to operate two to three drilling rigs in Appalachia during 2014, and anticipates drilling approximately 23-25 gross horizontal wells. The Company also expects to participate predominantly as a non-operated partner in the Williston Basin and drill approximately 15-20 gross wells located primarily in the Ambrose Field in Divide County, North Dakota.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Our ability to grow both production and reserves at the highest internal rate of return within our existing asset base, undoubtedly lies in our acreage position located in the Utica and Marcellus Shale resource plays. Therefore, this region will be allocated the largest portion of our 2014 capital expenditure budget. Also, due to our majority ownership position in our midstream subsidiary, Eureka Hunter, we anticipate additional benefit from the new production volumes that will be gathered on behalf of our Company owned gas, as well as third party volumes gathered by this system in both West Virginia and Ohio.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio, Kentucky, and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•	annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;
•	the most recent version of the Company’s Investor Presentation slide deck;
•	announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;
•	press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and
•	corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Chris Benton

AVP, Finance and Capital Markets

ir@magnumhunterresources.com

832-203-4539